                           SCHEDULE 14A
             Information Required in Proxy Statement

                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                        (Amendment No.  )

[X ] Filed by the Registrant
[  ] Filed by a Party other than the Registrant

Check the appropriate box:

[X ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to SS240.14a-11(c) or
     SS240.14a-12

             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
         (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) of Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to
     Exchange Act Rule 14a-6(i)(3).
[X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          Units of Limited Partnership Interests

     2) Aggregate number of securities to which transactions applies:

          1,632,510.487 Units of Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          Based upon the aggregate cash to be paid for the Registrant's assets ($12,489,100) which are the subject of this Schedule 14A, the Registrant is paying a filing fee of $2,497.82 (one-fiftieth of one percent of this aggregate of the cash and the value of securities (other than its own) and other property to be received by the Registrant in the subject transaction.)

     4)   Proposed maximum aggregate value of transaction:

          $12,489,100

     5)   Total fee paid:

          $2,497.82


[  ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          N/A

     2)   Form Schedule or Registration Statement No.:

          N/A

     3)   Filing Party:

          N/A

     4)   Date Filed:

          N/A

               BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
                      150 South Wacker Drive
                            Suite 3200
                     Chicago, Illinois 60606


                          June 10, 1996




To the Limited Partners of
Brauvin Corporate Lease Program IV L.P.:

     We are pleased to inform you that Brauvin Corporate Lease Program IV L.P. has entered into an agreement through which the partnership has agreed to sell substantially all of its assets for a purchase price of $12,489,100 in cash. This price is the fair market value of the assets as determined by an independent appraiser and the Partnership has also received an opinion from such entity that this transaction is fair to the Limited Partners from a financial point of view. The sale is subject to your approval. Limited partners holding a majority of the Units must approve the transaction by voting "FOR" on the enclosed proxy card in order for the Partnership to accept this all cash offer. If the sale is approved by the Limited Partners and certain other conditions are met, the Partnership will be liquidated and dissolved and the cash proceeds from the sale of the assets, together with all remaining cash of the Partnership, after payment of expenses and other Partnership liabilities, will be distributed to you. We anticipate this cash distribution to be $____ to $____ per Unit for Class A Limited Partners and $____ to $____ per Unit for Class B Limited Partners, based upon the time such Limited Partners invested in the Partnership. The General Partners will not receive any fees from the Partnership in connection with the Transaction and will receive only a de minimis liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership Agreement. The purchaser of the assets is affiliated with Mr. Jerome J. Brault, the Managing General Partner of the Partnership, and Brauvin Realty Advisors, Inc., the Corporate General Partner of the Partnership, two of the General Partners of the Partnership. Mr. Brault and his son, James
L. Brault, an executive officer of Brauvin Realty Advisors, Inc., have a minority ownership interest in the Purchaser.

     The Partnership is soliciting your proxy in connection with the sale, liquidation and dissolution. Included with this letter is a Notice of Special Meeting of the Limited Partners to be held July 10, 1996, at 9:00 a.m., local time, at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606, for the purpose of considering and voting on the sale, liquidation and dissolution. Also enclosed herewith is a Proxy Statement dated June 10, 1996, which contains information relating to the proposed transaction, together with a proxy card which authorizes the Managing General Partner to vote your Units with respect to the sale, liquidation and dissolution at the special meeting of the Limited Partners and any adjournment thereof. The Limited Partners who hold Units of record on the books of the Partnership at the close of business on ________, 1996, are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

     Regardless of whether you expect to be present in person at the special meeting, please complete and promptly return the enclosed proxy card in the enclosed, postage-prepaid envelope so that your Units may be represented and voted. A proxy may be revoked at any time prior to its exercise by submitting a revocation or a later-dated proxy or by attending the special meeting and voting in person. Proxies properly executed and returned, and not revoked, will be voted in accordance with instructions as indicated thereon.

     As the sale, liquidation and dissolution require the approval of the Limited Partners holding a majority of the Units, failure to return a proxy card in a timely manner or to vote at the special meeting will have the same effect as a vote "AGAINST" the sale, liquidation and dissolution. Any proxy cards which are returned and on which a choice is not indicated will be voted "FOR" the sale, liquidation and dissolution. In view of the importance of the special meeting, it is requested that you sign, mark and return the enclosed proxy card in the enclosed, postage-prepaid envelope
no later than July   , 1996.

     Questions and requests for assistance may be directed to the
Partnership's Investor Services Department at (800) 272-8846 or to the Partnership's proxy solicitors, The Herman Group, Inc. at (800)
___-____.

                              Very truly yours,

                              BRAUVIN REALTY ADVISORS IV, INC.,
                              Corporate General Partner


                              By:________________________________
                              Title:_____________________________


                              ___________________________________
                              Jerome J. Brault, Managing General
                              Partner

        NOTICE OF SPECIAL MEETING OF THE LIMITED PARTNERS OF
             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.

                     To be Held July 10, 1996



To the Limited Partners of
Brauvin Corporate Lease Program IV L.P.:

     NOTICE IS HEREBY GIVEN, that a special meeting (the "Special Meeting") of the Limited Partners of Brauvin Corporate Lease Program IV L.P., a Delaware limited partnership (the "Partnership") will be held at the offices of the Partnership, 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 on Monday, July 10, 1996, at 9:00 a.m. local time, for the following purposes:

     1. To approve the sale for $12,489,100 in cash, which is $7.65 per Unit, of substantially all of the properties of the Partnership to Brauvin Net Realty L.L.C., a Delaware limited liability company (the "Purchaser") and the subsequent liquidation and dissolution of the Partnership. The Purchaser is affiliated with Mr. Jerome J. Brault, the Managing General Partner of the Partnership, and Brauvin Realty Advisors IV, Inc., the Corporate General Partner of the Partnership. By approving the transaction, the Limited Partners are also approving an amendment of the Partnership's Restated Limited Partnership Agreement, as amended, allowing the Partnership to sell or lease property to Affiliates. Promptly upon approval and consummation of the sale, liquidation and dissolution, the Class A Limited Partners will receive a liquidating distribution of approximately $____ to $____ per Unit in cash and the Class B Limited Partners will receive a liquidating distribution of approximately $____ to $____ per Unit in cash, based upon the time such Limited Partners invested in the Partnership.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Information regarding the matters to be acted upon at the Special Meeting is set forth in the accompanying Proxy Statement.

     JEROME J. BRAULT, THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "MANAGING GENERAL PARTNER"), AND BRAUVIN REALTY ADVISORS IV, INC., THE CORPORATE GENERAL PARTNER OF THE PARTNERSHIP (THE "CORPORATE GENERAL PARTNER" AND WITH THE MANAGING GENERAL PARTNER, THE "OPERATING GENERAL PARTNERS"), WHICH IS CONTROLLED BY MR. BRAULT, HAVE DETERMINED THAT THE TRANSACTION IS FAIR TO THE LIMITED PARTNERS AND, THEREFORE, RECOMMEND THAT THE LIMITED PARTNERS VOTE "FOR" THE TRANSACTION. HOWEVER, THE OPERATING GENERAL PARTNERS ARE SUBJECT TO CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTION. CEZAR M. FROELICH, THE OTHER INDIVIDUAL GENERAL PARTNER, IS NOT RECOMMENDING THE TRANSACTION FOR THE REASONS STATED ELSEWHERE IN THIS PROXY STATEMENT.

     You are invited to attend the Special Meeting. Even if you intend to attend the Special Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed, postage-prepaid envelope. If you attend the Special Meeting, you may, if you wish, vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.

     The close of business on _________, 1996, has been fixed as the record date for determination of the Limited Partners entitled to notice of and to vote at the Special Meeting.

                                   BRAUVIN REALTY ADVISORS IV,
                                   INC., Corporate General Partner


                                   By: ___________________________
                                   Title:_________________________

                                   _______________________________
                                   Jerome J. Brault, Managing
                                   General Partner



Chicago, Illinois
June 10, 1996


     YOUR VOTE IS VERY IMPORTANT. IN ORDER TO ENSURE THAT YOUR INTERESTS WILL BE REPRESENTED, WHETHER YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OR NOT, PLEASE SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.
FAILURE TO RETURN A PROXY CARD WILL BE THE SAME AS A VOTE "AGAINST" THE TRANSACTION. ANY PROXY CARDS ON WHICH A CHOICE IS NOT INDICATED WILL BE VOTED "FOR" THE TRANSACTION.

                BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
                      150 South Wacker Drive
                            Suite 3200
                     Chicago, Illinois 60606

                         PROXY STATEMENT

         For the Special Meeting of the Limited Partners
                     To be Held July 10, 1996


     This proxy statement (the "Proxy Statement") and the enclosed proxy card are being first mailed to the limited partners (the "Limited Partners") of Brauvin Corporate Lease Program IV L.P., a Delaware limited partnership (the "Partnership") on or about June 10, 1996 by the Partnership to solicit proxies for use at a special meeting of the Limited Partners (the "Special Meeting") to be held at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606 on Monday, July 10, 1996 at 9:00 a.m., local time, or at such other place and time to which the Special Meeting may be adjourned.

     The purpose of the Special Meeting is to consider the approval of a sale (the "Sale"), for $12,489,100 in cash, which is $7.65 per Unit (as hereinafter defined), of substantially all of the Partnership's properties (the "Assets"). The purchase price is the fair market value of the Assets as determined by an independent appraiser. The purchaser of the Assets is Brauvin Net Realty L.L.C., a Delaware limited liability company (the "Purchaser") that is affiliated with the Operating General Partners, as hereinafter defined. By approving the Sale, the Limited Partners are also approving an amendment of the Partnership Agreement, as hereinafter defined, allowing the Partnership to sell or lease property to Affiliates (this amendment, along with the Sale shall be referred to herein as the "Transaction"). The terms of the Sale are set forth in an acquisition agreement dated May 23, 1996 by and between the Purchaser and the Partnership (the "Acquisition Agreement").
If the Sale is approved and certain other conditions met, the Partnership will be liquidated and dissolved (the "Liquidation") and the Limited Partners who entered the Partnership as Class A Investors (the "Class A Limited Partners") will receive a liquidating distribution of approximately $____ to $____ per Unit in cash based upon the time such Class A Limited Partners invested in the Partnership and the Limited Partners who entered the Partnership as Class B Investors (the "Class B Limited Partners")



     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

will receive a liquidating distribution of approximately $____ to $____ per Unit in cash based upon the time such Class B Limited Partners invested in the Partnership. The actual liquidating distribution will be based upon the cash proceeds from the Sale, plus all remaining cash of the Partnership (including earnings through July 31, 1996) after paying or providing for payment of the Partnership's actual costs incurred and accrued through the effectiveness of the Transaction (the "Effective Time"), including reasonable reserves in connection with: (i) the proxy solicitation; (ii) the Sale (as detailed in the Acquisition Agreement); and (iii) winding up of the Partnership, including preparation of the final audit, tax return and K-1s (collectively, the "Transaction Costs") and all other outstanding Partnership liabilities. The general partners of the Partnership (the "General Partners") will not receive any fees from the Partnership in connection with the Transaction and will receive only a de minimis liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership Agreement. Mr. Jerome
J. Brault, the Managing General Partner of the Partnership (the "Managing General Partner") and his son, James L. Brault, an executive officer of Brauvin Realty Advisors, Inc., the Corporate General Partner of the Partnership (the "Corporate General Partner"), have a minority ownership interest in the Purchaser.

     The affirmative vote of a majority of the issued and outstanding units of limited partnership interest of the Partnership (each, a "Unit" and collectively, the "Units") is necessary to approve the Transaction. The approval of the General Partners is not required to approve the Transaction. Neither Delaware law nor the Partnership's Restated Limited Partnership Agreement, as amended (the "Partnership Agreement") provide the Limited Partners not voting in favor of the Transaction with dissenters' appraisal rights.

     The close of business on ________________, 1996 has been established as the record date (the "Record Date") for determining the Limited Partners entitled to notice of, and to direct the vote of the Units at the Special Meeting. As of the Record Date, the Partnership had outstanding and entitled to vote 1,632,510.487 Units, held of record by 888 Limited Partners. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners.

     All duly executed proxy cards received from the Limited Partners prior to the Special Meeting will be voted in accordance with the choices specified thereon. If a duly executed proxy card does not specify a choice, the Units represented thereby will be voted "FOR" the Transaction. A Limited Partner who gives a proxy may revoke it at any time before it is voted at the Special Meeting, as described herein.

     The accompanying proxy is solicited on behalf of the Partnership to be voted at the Special Meeting. The Partnership's principal executive offices are located at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 and its telephone number is
(312) 443-0922. The Partnership has engaged The Herman Group, Inc. to assist in the proxy solicitation process. In addition to the original solicitation by mail, proxies may be solicited by telephone, telegraph or in person. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Partnership.

     The Partnership is a Delaware limited partnership formed on August 7, 1991. The General Partners are the Corporate General Partner, the Managing General Partner and Cezar M. Froelich. Mr. Froelich gave notice of his intent to resign as an Individual General Partner of the Partnership on May 23, 1996. Pursuant to the terms of the Partnership Agreement, Mr. Froelich's resignation will become effective on the 90th day following notice to the Limited Partners. The Corporate General Partner and the Managing General Partner are collectively referred to herein as the "Operating General Partners."


                             SUMMARY

     Set forth below is a summary of certain information contained elsewhere in this Proxy Statement. It is not intended to be a complete description of those matters which it covers and much of the information contained in this Proxy Statement is not covered by this Summary. The information contained in this Summary is qualified by the more complete information contained elsewhere in this Proxy Statement or incorporated by reference into this Proxy Statement. All Limited Partners are urged to read this Proxy Statement in its entirety.

The Transaction

     The Sale

     Pursuant to the terms of the Acquisition Agreement, the Partnership proposes to sell substantially all of the Assets to the Purchaser for a purchase price of $12,489,100 in cash, which is $7.65 per Unit. This price is the fair market value of the Assets as determined by an independent appraiser and the Partnership has also received an opinion from such entity that the transaction is fair to the Limited Partners from a financial point of view. The Sale is one of a series of related transactions whereby the Purchaser seeks to acquire the Assets of the Partnership and the assets, through merger, of the Affiliated Limited Partnerships (as hereinafter defined). See "Terms of the Transaction - The Acquisition Agreement" and "Terms of the Transaction - Related Transactions."

     Dissolution and Liquidation

     If the Transaction is approved and the Sale consummated, the Partnership will have sold the Assets and, pursuant to the terms of the Partnership Agreement, will be liquidated and dissolved.
Promptly thereafter, each Class A Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash and each Class B Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash, based upon the time such Limited Partners invested in the Partnership. The actual liquidating distribution will be based upon cash proceeds from the Sale, plus all remaining cash of the Partnership (including earnings through July 31, 1996) after paying or providing for payment of the Transaction Costs and other outstanding Partnership liabilities. See "Terms of the Transaction
- - Dissolution and Liquidation of the Partnership" and "Terms of the Transaction - Determination of Cash Available for Distribution."
The General Partners will not receive any fees from the Partnership in connection with the Transaction and will receive only a de minimis liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership
Agreement.  The Managing General Partner and his son, James L.
Brault (collectively, the "Braults") have a minority ownership interest in the Purchaser. Mr. Froelich has no affiliation with the Purchaser.

The Special Meeting; Vote Required

     A Special Meeting of the Limited Partners will be held on July 10, 1996, to consider and vote upon the Transaction. It is a condition to the closing of the Sale that the Limited Partners holding a majority of the Units approve the Transaction. The Partnership is soliciting proxies from the Limited Partners to be used at the Special Meeting and any adjournments thereof. The approval of the General Partners is not required to approve the Transaction. See "Special Meeting of the Limited Partners."

Purpose of and Reasons for the Transaction

     The principal purpose of the Transaction is to cause the transfer of the Assets to the Purchaser in return for cash proceeds which, upon Liquidation will be distributed to the Limited Partners. The sale of the Assets to the Purchaser will result in the Partnership receiving the fair market value for the Assets from a buyer that has the ability to quickly consummate the Transaction and is willing to purchase all of the Assets on an all cash, "as is" basis. This structure allows the Limited Partners to receive a cash distribution of the fair market value of the Assets, that can be invested in alternative investments. See "Special Factors
- - Purpose of and Reasons for the Transaction."

Effects of the Transaction

     If the Transaction is approved and the remaining conditions to the Sale met or waived, the Assets of the Partnership will be sold to the Purchaser, the Partnership will receive the purchase price of $12,489,100 for the Assets, the Partnership will pay the Transaction Costs and will pay or make provisions for the payment of all other Partnership liabilities and the Partnership will be liquidated and dissolved. Promptly thereafter, each Class A Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash and each Class B Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash, based upon the time such Limited Partners invested in the Partnership. See "Special Factors - Effects of the Transaction." At the time of investing, Class A Limited Partners acknowledged that they were subject to certain risks, including receipt of smaller cash distributions on the liquidation of the Partnership and/or the sale of the Assets if there were a loss on the sale of the properties. See "Accounting Issues and Income Tax Consequences of the Transaction -- Income Tax Consequences of the Transaction -- Differing Tax Treatment of the Limited Partners."

Valuation of the Assets; Fairness Opinion

     Cushman & Wakefield Valuation Advisory Services ("Cushman & Wakefield"), the largest real estate valuation and consulting organization in the United States, was engaged by the Partnership to prepare an appraisal of the Assets. Cushman & Wakefield was subsequently engaged to provide an opinion as to the fairness of the Transaction to the Limited Partners from a financial point of view. Cushman & Wakefield preliminarily valued the Assets at $11,851,220. The Operating General Partners reviewed the initial valuation and concluded that the values of the Assets set forth therein were lower than expected. As a result of subsequent considerations presented by the Operating General Partners, the valuation was increased to $12,489,100, which is the total cash consideration to be paid by the Purchaser in connection with the Sale. In addition, Cushman & Wakefield has advised the Partnership that in its opinion, the Transaction is fair to the Limited Partners from a financial point of view. See "Special Factors - Valuation of the Assets; Fairness Opinion."

Recommendations of the General Partners

     The Operating General Partners have determined that the terms of the Transaction are fair to the Limited Partners and, therefore, recommend that the Limited Partners vote "FOR" the Transaction.
The recommendation of the Operating General Partners is, however, subject to conflicts of interest. The Operating General Partners' determination of fairness was based in part on the following factors: (i) use of an independent appraiser's valuation of the Assets to establish the purchase price; (ii) the structure of the Sale as an all cash, "as is" sale of all of the Assets; (iii) the independent fairness opinion rendered in connection with the Transaction; (iv) the Operating General Partners' industry knowledge regarding the marketability of properties with lease terms similar to the Assets; and (v) avoidance of potential transaction costs, such as investment banking fees or real estate brokerage commissions, which could have approximated $375,000 to $750,000 in the aggregate. Mr. Froelich is not recommending the Transaction since he believes that the most advantageous methodology for determining a fair price for the Assets would be to seek third-party offers through an arm's-length bidding process. See "Special Factors - Recommendations of the General Partners" and "Conflicts of Interest."

Conflicts of Interest

     The Transaction, as a result of the role of the Operating General Partners, is subject to conflicts of interest. The Braults are minority owners of the Purchaser and, therefore, have an indirect economic interest in consummating the Transaction that is in conflict with the economic interests of the Limited Partners. See "Conflicts of Interest."


             SPECIAL MEETING OF THE LIMITED PARTNERS

Special Meeting; Record Date

     Pursuant to the terms of the Partnership Agreement, the approval of the Limited Partners holding a majority of the Units is required to approve the Transaction. A Special Meeting of the Limited Partners will be held on July 10, 1996, at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., local time, to consider and vote upon the Transaction. The Partnership Agreement provides that the General Partners may call a special meeting of the Limited Partners, which special meeting shall have a record date, for the purpose of determining the Limited Partners entitled to vote, of not more than 60 days nor less than 20 days prior to the date when ballots are delivered to the Limited Partners. In accordance therewith, the close of business on ________________, 1996 has been established as the Record Date. Under the terms of the Partnership Agreement, only the Limited Partners holding Units of record on the Record Date are eligible to vote those Units on the proposals set forth in this Proxy Statement. A Limited Partner holding Units of record as of the Record Date will retain the right to vote on the proposals set forth herein even if such Limited Partner sells or transfers such Units after such date. As of the Record Date, the Partnership had 1,632,510.487 Units outstanding and entitled to vote, held of record by 888 Limited Partners. A list of the Limited Partners entitled to vote at the special meeting will be available for inspection at the executive offices of the Partnership at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606.

     All Limited Partners are invited to attend the Special
Meeting. However, even those Limited Partners intending to attend the Special Meeting are requested to complete and return the enclosed proxy card promptly.

Procedures for Completing Proxies

     Accompanying this Proxy Statement is a proxy card solicited by and on behalf of the Partnership for use at the Special Meeting. When a proxy card is returned, properly executed, the Units represented thereby will be voted at the Special Meeting by the Managing General Partner in the manner specified on the proxy card. It is important that you mark, sign and date your proxy card and return it in the enclosed, postage-prepaid envelope as soon as possible. To be properly executed, the proxy card must be signed by and bear the date of signature of the Limited Partner voting the Units represented thereby. All questions as to the form of documents and the validity of consents will be determined by the Managing General Partner, which determinations shall be final and binding. The Managing General Partner reserves the right to waive any defects or irregularities in any proxy.

     Each Unit entitles the holder thereof to one vote with respect to the proxies solicited hereby. Only holders of Units of record on the record date may grant a proxy with respect to those Units. IF UNITS STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL SUCH PERSONS MUST SIGN THE PROXY CARD. IF YOUR UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY SUCH INSTITUTION CAN SIGN A PROXY WITH RESPECT TO YOUR UNITS AND CAN DO SO ONLY AT YOUR DIRECTION. ACCORDINGLY, IF YOUR UNITS ARE SO HELD, PLEASE CONTACT YOUR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED WITH RESPECT TO YOUR UNITS.

     A Limited Partner in favor of the Transaction should mark the "FOR" box on the enclosed proxy card, date and sign the proxy and mail it promptly in the enclosed, postage-prepaid envelope. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed a vote "FOR" the Transaction. By consenting to the Transaction, the Limited Partners irrevocably appoint the Managing General Partner, or his designee, as their attorney-in-fact to execute and deliver such documents as are necessary to effect the Transaction.

     AS THE CONSENT OF THE LIMITED PARTNERS HOLDING A MAJORITY IN INTEREST OF THE OUTSTANDING UNITS IS NECESSARY TO CONSUMMATE THE PROPOSED TRANSACTION, FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE TRANSACTION.

     Questions and requests for assistance or for additional copies of the Proxy Statement and proxy card may be directed to the Partnership's proxy solicitors, The Herman Group, Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201, (800) ___-____.
In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or telegraph. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the proxy solicitation.

Vote Required

     Pursuant to the terms of the Partnership Agreement, the vote of the Limited Partners owning a majority of the Units is necessary to approve the Transaction. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Limited Partners.
If a majority in interest of the Limited Partners consent to the Transaction and certain other conditions are met, the Sale will be consummated, the Partnership will be liquidated and dissolved and the proceeds of the Sale, together with all remaining cash of the Partnership, after payment of the Transaction Costs and other Partnership liabilities, will be distributed to the Limited Partners in accordance with the Partnership Agreement. A consent to the Transaction, therefore, includes a consent to both the Sale and the Liquidation.

Solicitation Procedures

     The Partnership has retained The Herman Group, Inc. for solicitation and advisory services in connection with this proxy solicitation. In connection therewith, The Herman Group, Inc. will be paid reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses, as described herein. See "Special Factors -- Costs Associated with the Transaction." The Partnership has also agreed to indemnify The Herman Group, Inc. against certain liabilities and expenses including, liabilities and expenses under federal securities laws.

     The Partnership will not pay any fees or commissions to any broker or dealer or other person (other than to The Herman Group, Inc.) for soliciting proxies pursuant to this solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

Revocation of Proxies

     A proxy executed and delivered by a Limited Partner may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form validly signed by a Limited Partner as long as it clearly states that such Limited Partner proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to The Herman Group, Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201, (800) ___-____. A Limited Partner may also revoke its proxy by attending the Special Meeting and voting in person. If a Limited Partner signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions dates, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated therein and supersedes such Limited Partner's prior proxy as embodied in any previously submitted proxy card.


                     TERMS OF THE TRANSACTION

The Acquisition Agreement

     The Partnership and the Purchaser entered into the Acquisition Agreement as of May 23, 1996, pursuant to which the Partnership has agreed to sell and the Purchaser has agreed to purchase the Assets on the terms and subject to the conditions set forth therein. The summary of the Acquisition Agreement which is set forth below is qualified in its entirety by reference to the complete form of Acquisition Agreement, which is available for inspection and copying by any interested Limited Partner, or its representative who has been so designated by the Limited Partner, at the Partnership's principal executive offices during regular business hours. A copy of the Acquisition Agreement shall also be sent to any Limited Partner or duly designated representative thereof, at such Limited Partner's expense, upon request of such Limited Partner.

     Pursuant to the terms of the Acquisition Agreement, the Purchaser proposes to purchase the Assets for $12,489,100 in cash, which is equal to $7.65 per Unit. The purchase price is equal to the fair market value of the Assets as determined by an independent appraiser. See "Special Factors - Valuation of the Assets; Fairness Opinion." The Acquisition Agreement also provides that the Purchaser will acquire all earnings of the Partnership that accrue after July 31, 1996. The Purchaser has not and is not expected to pay any earnest money in connection with the Sale. If the Closing Conditions (as hereinafter defined) are met, the Sale is subject to close on or before August 31, 1996. Should the Transaction not be consummated by August 31, 1996, the financing to consummate the Sale may not be available. In order to meet certain other interim deadlines established by the Purchaser, the Transaction must be approved by the Limited Partners no later than July 15, 1996.

Representations and Warranties of the Parties.

     Pursuant to the Acquisition Agreement, the Purchaser has represented and warranted to the Partnership that: (i) it is a limited liability company duly formed and in good standing under the laws of the State of Delaware with the requisite authority to carry on the business it will conduct following the Transaction;
(ii) it has the requisite power and authority to enter into the Acquisition Agreement and perform its obligations thereunder; and
(iii) all government approvals and notices which are required for it to effect the Transaction have been obtained or been properly filed, except those approvals or filings where the failure to make such filing or obtain authorization, consent or approval will not have a material adverse affect on the Purchaser.

     Pursuant to the Acquisition Agreement, the Partnership has represented and warranted to the Purchaser that: (i) it is a limited partnership duly formed and validly existing and in good standing under the laws of the State of Delaware; (ii) it has the requisite power to carry on its business; (iii) it has 1, 6, 31,
872.2 issued and outstanding Units; (iv) has the requisite power and authority to enter into the Acquisition Agreement, subject to the approval of the Limited Partners; (v) except as otherwise disclosed, entering into the Acquisition Agreement will not violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the Assets of the Partnership under any of the terms, conditions or provisions of the Partnership's organizational documents or limited partnership agreement, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation which the Partnership is a party to, or violate any statute, rule or regulation or preclude the Partnership or any of its Assets, except as otherwise disclosed;
(vi) the Partnership has made all required filings with the Securities and Exchange Commission; (vii) the Partnership has no liabilities other than those disclosed on its balance sheet provided pursuant to the Acquisition Agreement; (viii) there has been no adverse changes in the Partnership's financial condition since the preparation of the financial statements provided pursuant to the Acquisition Agreement; (ix) to the knowledge of the Partnership and the Operating General Partners, there is no action or proceeding or investigation pending, threatened against or involving the Partnership or any of its Assets or rights of any of the Partnership and to the Partnership's knowledge, any liabilities which have adversely determined would individually or in the aggregate have a material adverse affect on the condition of the Partnership; and (x) the Partnership will provide to the Purchaser a true, correct and complete set of all files, documents and other written materials relating to each parcel of real property held directly or indirectly by the Partnership and all buildings and improvements thereon including, without limitation, copies of environmental reports, letters of credit or other credit enhancement instruments, title insurance policies, hazard insurance policies, flood insurance policies and other insurance policies, all balance sheets, operating statements and other financial statements, all existing engineering reports, soil studies and reports, plans, specifications, architectural and engineering drawings, completion agreements, arrangements, warranties, commitments and other similar reports, studies and items, leases and contracts, property management and leasing brokerage agreements and other writings whatsoever.

Additional Agreements

     The Partnership has agreed to file a proxy statement soliciting approval of the Limited Partners for the Transaction and to hold a meeting of the Limited Partners as soon as practicable thereafter.

     The General Partners have agreed that they will respond to any unsolicited inquiry, contract or proposal made by a third party to the Partnership (an "Alternative Proposal"), and nothing in the Acquisition Agreement shall prohibit the General Partners from responding to such Alternative Proposal, making any required disclosures under Federal securities laws or providing information regarding the Partnership to the party making such Alternative Proposal, negotiating with such party in good faith, terminating the Acquisition Agreement or taking any other action, provided, however, that the Partnership agrees to give the Purchaser reasonable notice of any such response, negotiations or other matters, as well as a reasonable opportunity to respond, taking into account in good faith that the facts and circumstances were valid at the time of such response, negotiation or other matters. In the event the Acquisition Agreement is terminated due to the confirmation of an Alternate Proposal, Purchaser shall be entitled to a fee equal to 1% of the fair market value of the Assets.

Conditions to Closing the Transaction

     The respective obligations of each party to effect the Transaction shall be subject to the fulfillment at or prior to the Effective Time, as such term is defined in the Acquisition Agreement, of each of the following conditions which may be waived, in whole or in part, only by written agreement of the Partnership and the Purchaser: (i) all approvals, notices, filings, registrations and authorizations of any governmental authority required for consummation of the Transaction shall have been obtained or made; (ii) approval of the Transaction by Limited Partners holding a majority of Units shall have been obtained;
(iii) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by a governmental authority shall be in effect which would prevent the consummation of the Transaction.

     The obligation of the Partnership to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time of each of the following conditions which may be waived, in whole or in part, by the Partnership: (i) the Purchaser shall in all material respects have performed each obligation to be performed by it under the Acquisition Agreement on or prior to the Effective Time; (ii) the representations and warranties of the Purchaser set forth in the Acquisition Agreement and described above shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; (iii) the Partnership shall have received a certificate of the Purchaser, dated the Closing Date, signed by the manager of the Purchaser, to the effect that the conditions specified in sections (i) and (ii) above have been fulfilled; (iv) a favorable opinion of Cushman & Wakefield as to the fairness of the purchase price to the Limited Partners, from a financial point of view, shall have been delivered to the Partnership; and (v) no later than the earlier of (A) June 30, 1996 or (B) the date of the mailing of this Proxy Statement, the Purchaser shall have delivered to the Partnership a commitment letter executed by a financial institution or other financing source providing for debt financing in an amount at least equal to $60,000,000 and on terms commercially reasonable from the point of view of the Partnership as the selling party in the Transaction.

     The obligation of the Purchaser to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time, or such earlier date as specified therein, of each of the following conditions which may be waived in whole or in part by the
Purchaser: (i) the Partnership shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Effective Time; (ii) the Partnership shall have cash available and not restricted equal to and replacement reserves estimate to be $___________ and $________ respectively; (iii) the Purchaser shall have received certificates of the Partnership, dated the Closing Date, signed by the Operating General Partners to the effect that the conditions specified in sections (i) and (ii) have been fulfilled; (iv) the Purchaser shall have received evidence, in form and substance reasonably satisfactory to its counsel, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with the Partnership as are necessary in connection with the consummation of the transactions contemplated in the Acquisition Agreement (excluding licenses, permits, consents, approvals, authorizations, qualifications or orders, the failure to obtain which after the consummation of the transactions contemplated hereby, in the aggregate, will not have a material adverse effect on the condition of the Partnership); (v) no action, suit or proceeding before any court or governmental authority shall have been commenced and be pending by any person against the Partnership or the Purchaser or any of their Affiliates, partners, officers or directors seeking to restrain, prevent, change or delay in any material respect any of the terms or provisions of the Transaction or seeking material damages in connection therewith; (vi) the Purchaser, its manager and its lenders shall have received the favorable legal opinion of Holleb & Coff, counsel to the Partnership, and Prickett, Jones, Elliott, Kristol, & Schnee, special Delaware counsel to the Partnership with respect to certain corporate and partnership matters; (vii) receipt by the Purchaser of debt and equity financing which in its sole judgement is satisfactory; (viii) the Partnership shall not have undergone a material adverse change in its condition or its ability to perform its obligations under the Acquisition Agreement; (ix) the Purchaser shall have determined that the legal, accounting and business due diligence investigation of the Partnership to be conducted by or on behalf of the Purchaser, including, without limitation, any information obtained from the Disclosure Schedule to be attached as an exhibit to the Acquisition Agreement, has not revealed that proceeding with the Transaction would be inadvisable or contrary to the Purchaser's best interests; (x) the Partnership shall not have made a distribution of earnings with respect to any Units from the date hereof through the Effective Time; (xi) the Purchaser shall have received from the Partnership an environmental assessment of each Asset, and the Purchaser shall have completed its review of such Environmental Reports and the Purchaser shall be satisfied in its sole discretion that (A) the Purchaser will not be exposed to unacceptable risk, liability or obligation as a consequence of the Acquisition Agreement and the Transaction contemplated thereby and
(B) the Purchaser will not be subject to any material adverse, unusual or onerous agreements, conditions, liabilities or obligations to which the Partnership is a party; (xii) the Purchaser shall have completed its review of the assets and business of the Partnership and found them to be satisfactory to it in its discretion; (xiii) the Partnership, at its own expense, shall have ordered and delivered to the Purchaser an owner's title insurance policy (ALTA Owner's Policy Form B-1970 (rev. 10/17/70 and 10/17/84)) with respect to each Asset (or an endorsement of existing policies in favor of the Purchaser), insuring the Purchaser and its lenders and issued as of the Closing Date by a title insurance company reasonably satisfactory to the Purchaser, in such amount(s) as may be reasonably satisfactory to Purchaser, showing fee simple title thereto to be vested in the Purchaser, subject in each case only to permitted liens acceptable to the Purchaser, with extended coverage over all general exceptions, a zoning endorsement in the form of ALTA endorsement Form 3.1 and such other endorsements as the Purchaser shall reasonably request;
(xiv) the Partnership, at its own expense, shall have ordered and delivered to the Purchaser surveys of each Asset for which title insurance is being obtained, dated not earlier than March 31, 1996, prepared by a licensed surveyor, and certified to the Purchaser, and the title insurance company as having been prepared in accordance with American Land Title Association land survey standards, and showing all material improvements to be within lot, side lot, rear lot and setback lines, and showing no encroachments onto each Asset. Such surveys shall reveal no material encroachments on each Asset and be sufficient to enable to title company issuing the title policies described in section (xiii) above to issue same with full extended coverage; and (xv) the Partnership shall have delivered to the Purchaser such further information, documents and instruments as the Purchaser shall reasonably require.

Dissolution and Liquidation of the Partnership

     If the Transaction is approved and the Sale consummated, the Partnership will have sold substantially all of its assets and, pursuant to the terms of the Partnership Agreement, will be liquidated and dissolved. Promptly thereafter each Class A Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash and each Class B Limited Partner will receive a liquidating distribution of approximately $____ to $____ per Unit in cash . Prior to payment of this liquidating distribution, all Transaction Costs will be paid and all other Partnership liabilities will be satisfied. The actual amount of the liquidating distribution to be paid to the Limited Partners will be calculated as set forth below under "Determination of Cash Available for Distribution." The General Partners will not receive any fees in connection with the Transaction and will receive only a de minimis liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership Agreement. In addition, it is estimated that, for income tax purposes, each Class A Limited Partner will be allocated approximately $____ to $____ of loss per Unit in 1996 and each Class B Limited Partner will be allocated approximately $___ to $___ of loss per Unit in 1996, based upon the time such Limited Partner invested in the Partnership. These losses are subject to special treatment which may vary according to each Limited Partner's tax situation. Each Limited Partner will recognize capital gains or losses upon the sale of the Assets. For a further discussion of the assumptions underlying the estimated distribution per Unit, see "Terms of the Transaction - Determination of Cash Available for Distribution" and "Accounting Issues and Income Tax Consequences of the Transaction."

     Distributions of cash to the Limited Partners are anticipated within 30 days of the consummation of the Transaction. There can be no assurance that such distributions will take place on this schedule as circumstances beyond the control of the Partnership could affect the timing, as well as the amount, of distributions to the Limited Partners. The Corporate General Partner intends to complete the liquidation and winding up of the Partnership no later than December 31, 1996.

Determination of Cash Available for Distribution

     The purchase price to be paid by the Purchaser for the Assets is $12,489,100, which is equal to the fair market value of the Assets as determined by Cushman & Wakefield, an independent appraiser. As of [April 16, 1996], 1996, cash on hand was $[637,411]. The Operating General Partners have estimated that earnings from [May 1, 1996] to July 31, 1996 will be approximately $300,000. The Operating General Partners have also estimated that the Transaction Costs will be $165,000 and estimated wind-up costs will be $89,000 as of the consummation of the Transaction. Therefore, the Operating General Partners believe the estimated distribution per Unit to be as follows:


     Appraised value of Assets                $12,489,100


     Cash on hand as of [April 16, 1996]          637,411


     Estimated earnings through July 31,
     1996                                         138,132


     Available cash                           $13,264,643

     Estimated Transaction Costs                 (165,000)


     Estimated Partnership wind-up cost           (89,000)


     Rally's Reserve                              (10,000)


     Estimated cash available for
     distribution                             $13,000,643


          Based on the number of issued Units, the estimated cash available for distribution is the equivalent of $7.96 per Unit. However, pursuant to Section V of the Partnership Agreement, cash will be distributed to the Limited Partners in accordance with their positive capital accounts, after allocation of gains and losses from the operations of the Partnership and the sale of its assets.

     The cash available for distribution will be adjusted for changes occurring subsequent to [April 16, 1996], in the items set forth above. The General Partners will not receive any fees from the Partnership in connection with the Transaction and will receive only a de minimus liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership Agreement. The Braults have a minority ownership interest in the Purchaser.

Termination of the Acquisition Agreement

     The Acquisition Agreement may be terminated and the Transaction contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time, whether prior to or after Limited Partners' approval of the Transaction: (i) by mutual written consent of the Purchaser and the Partnership; (ii) by either the Purchaser or the Partnership, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
(iii) by either the Purchaser or the Partnership, if the Effective Time shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Acquisition Agreement to perform in all material respects each of its obligations under the Acquisition Agreement required to be performed by it prior to the Effective Time; (iv) by either the Purchaser or the Partnership, if Limited Partners' approval of the Transaction shall not be obtained; (v) by the Purchaser, if the Partnership shall have withdrawn, modified or amended in any respect its approval of the Transaction; (vi) by the Purchaser, if the Partnership fails to perform in all material respects its obligations under this Agreement; (vii) by the Purchaser, if there shall have occurred a material adverse change in the condition of the Partnership since the date of the Acquisition Agreement; (viii) by the Partnership, if the Purchaser fails to perform in all material respects its obligations under the Acquisition Agreement; (ix) by the Purchaser, if the Partnership shall have settled or compromised any law suit or other designated action without the prior written consent of the Purchaser, unless such settlement or compromise (A) requires the payment of money by the Partnership in an amount which, when aggregated with the amount of money paid or payable in connection with all other designated actions, does not exceed $15,000 and (B) does not include any other material term or condition to which the Purchaser shall reasonably object; (x) by the Purchaser, if, prior to the Effective Time, the representations and warranties of the Partnership set forth in the Acquisition Agreement shall not be true and correct in all material respects at any time as if made as of such time, except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct as of such date; or (xi) by the Partnership, if there shall have been a failure of the Purchaser to obtain the necessary commitment for financing as described herein. In the event the Acquisition Agreement is terminated due to the confirmation of an Alternate Proposal, Purchaser shall be entitled to a fee equal to 1% of the fair market value of the Assets.

Amendment of the Acquisition Agreement

     The Acquisition Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after Limited Partners' approval of the Transaction has been obtained, no amendment may be made which effects any change which would adversely affect the Limited Partners without Limited Partners' approval.

Amendment of Partnership Agreement

     The Partnership Agreement provides in Section P, paragraph 2(e), that the Partnership shall not sell or lease property to the General Partners or any "Affiliate" of the General Partners. As used therein, the Purchaser would be considered an "Affiliate" of the General Partners. Therefore, an approval of the Transaction by the Limited Partners holding a majority of the Units will result in the amendment of the Partnership Agreement to permit a sale of the Assets to the Purchaser. Section Y, paragraph 8 of the Partnership Agreement provides that the Limited Partners owning a majority of the Units may amend the Partnership Agreement and Section Q, paragraph 6 further provides that the Limited Partners owning a majority of the Units may approve or disapprove the sale of all or substantially all of the Partnership's assets without the necessity for concurrence by the General Partners. As a result, the vote of the General Partners is not required to approve the Transaction or the amendment and the Transaction and therefore the amendment will be approved upon receipt of approval of the Limited Partners holding a majority of the Units.

Related Transactions

     In addition to the offer to purchase the Assets of the Partnership, the Purchaser has proposed a series of mergers (the "Affiliated Transactions") with Brauvin High Yield Fund L.P., Brauvin High Yield Fund L.P. II and Brauvin Income Plus L.P. III, which partnerships are affiliates of the Partnership (the "Affiliated Limited Partnerships"). Each of the Affiliated Limited Partnerships has investment objectives substantially identical to the Partnership and owns property similar to the types of properties owned by the Partnership. In one instance, the Partnership is a joint venture partner with certain of the Affiliated Limited Partnerships, which joint venture owns one property subject to a triple-net lease. See "Certain Information About the Partnership, Its General Partners and Their Affiliates - Description of the Assets." The approval of the limited partners of each of the Affiliated Limited Partnerships to the Affiliated Transactions is being solicited concurrently with the Partnership's solicitation pursuant to this Proxy Statement. It is a condition to the effectiveness of the Transaction that the limited partners of each of the Affiliated Limited Partnerships approve the Affiliated Transactions. This condition may be waived by the Purchaser in its sole discretion.


                      ACCOUNTING ISSUES AND
            INCOME TAX CONSEQUENCES OF THE TRANSACTION

Accounting Issues

     If the Transaction is approved and the remaining conditions to the Sale met or waived, the Partnership will: (i) receive from the Purchaser the purchase price of $12,489,100 in exchange for the Assets; (ii) pay all of the Transaction Costs; (iii) pay or make provisions for the payment of all other Partnership liabilities, including the Rally's litigation, as described below; and (iii) distribute to the Limited Partners remaining cash from the sale of the Assets, plus cash on hand (including earnings through July 31, 1996) by way of a liquidating distribution. In determining cash available for distribution, the Partnership intends to take a reserve in the amount of $10,000 in connection with the Rally's litigation. See "Certain Information About the Partnership, Its General Partners and Their Affiliates - Legal Proceedings."

     The Partnership will prepare financial statements in accordance with generally accepted accounting principles as of the closing date of the Transaction and will engage its auditors to audit the financial statements. The difference between the carrying value of the Assets and the cash received therefor will be recognized as a gain or loss, as applicable. A final distribution is contemplated to occur within 30 days of the consummation of the Transaction.

Income Tax Consequences of the Transaction

     Upon the sale of each Asset, the Partnership will recognize a loss for federal income tax purposes equal to the difference between the consideration received for such Asset and the adjusted tax basis thereof. The Partnership shall allocate such losses to the Partners in accordance with the provisions of the Partnership Agreement. The Partnership will allocate to each Partner Net Profit or Net Loss from the Partnership's operations prior to any sale authorized hereunder.

     Method for Determining Amount of Net Loss

     Based on the purchase price set forth above, a Limited Partner who acquired its Units in the Partnership's initial offering will be allocated Net Losses from the Sale based on the ratio of its capital account in comparison to all capital accounts.

     A transferee of Units (a "Transferee") will be allocated losses from the Sale equal to the amount that the transferor Limited Partner would have been allocated under the formula set forth above, regardless of the amount the Transferee paid for its Units. If the amount such Transferee is allocated differs from the amount he or she would have received if it had acquired its Units directly from the Partnership, such Transferee will recognize on its income tax return the amount of such difference as: (i) a capital gain, if the amount of loss allocated exceeds the amount it would have been allocated; or (ii) a capital loss, if the amount of loss allocated is less than the amount it would have been allocated.

     Character of Loss

     Of the losses allocated to each Partner, a portion will be characterized as long-term losses from the sale or exchange of capital assets ("Capital Losses"), while the remainder will be characterized as losses from the sale of property used in a trade or business ("Section 1231 Losses"). Each Limited Partner will include the amount of its Capital Losses on its income tax return with all other capital gains and losses. Each Limited Partner may use its share of the Capital Losses to offset long-term or short-term capital gains from any source plus, in the case of non-corporate taxpayers, ordinary income of up to $3,000 per year. Any Capital Losses not used in the year of sale will carry forward to future years to offset capital gains in such future years plus up to $3,000 of ordinary income per year, until fully utilized.
Section 1231 Losses are aggregated with all long-term capital gains and losses for any year, and if such Section 1231 Losses exceed the capital gains, all losses are treated as ordinary losses, which are not subject to the deductibility limits ordinarily imposed on Capital Losses. A Limited Partner that recognizes Section 1231 Gains in the five tax years following the year of sale may be required to treat such gain as ordinary income, rather than capital gain, to the extent of the Section 1231 Losses from the Partnership treated as an ordinary loss. Therefore, the deductibility of both Capital Losses and Section 1231 Losses will depend on each Limited Partner's particular income tax situation for the year of sale and for future years.

     Passive Loss Rules

     Generally, the Class B Limited Partners have been allocated losses in recent years which were subject to the "passive loss" limitation rules, which, subject to various phase-in rules, allowed these Limited Partners to deduct passive losses only against passive income (if any) from the Partnership or other sources. Any unused passive losses were suspended and carried forward for use in future years or at the time of a complete disposition of a Class B Limited Partner's entire interest in the passive activity. The sale of the Partnership's assets and its liquidation constitutes a complete disposition of each Class B Limited Partner's interest in the Partnership and the Partnership's passive activities and, therefore, each Class B Limited Partners' suspended loss (other than Capital Losses) can be fully used at this time to offset all forms of income. Although the Capital Losses and Section 1231 Losses constitute passive losses, they also can be used to offset all forms of income or gain, subject to the Capital Loss limitation rules discussed above.

     Differing Tax Treatment of the Limited Partners

     At the time of subscription, those Limited Partners not in need of passive income elected to be classified as Class A Limited Partners. Investors that were tax-exempt or seeking passive income to offset passive losses from other investments elected to be classified as Class B Limited Partners. The Partnership Agreement contains a special allocation provision which allocates all of the depreciation allocable to the Limited Partners to the Class A Investors. In all other respects, the Class A Investors and the Class B Investors have been and will be treated alike. Due to the special allocation of depreciation, which resulted in the Class A Investors receiving certain benefits, such as increased amounts of depreciation deductions and "tax-sheltered cash flow" (i.e., cash distributions in excess of taxable income), in the early years of the Partnership's existence, the Class A Investors were subject to certain risks, including: (i) allocation of a greater amount of gain upon the sale of properties which, if such depreciation deductions are used and not carried forward under the "passive loss rules," will result in greater tax liability without receiving greater cash distributions; and (ii) receipt of smaller cash distributions on the liquidation of the Partnership and/or the sale of the Assets if there is a loss on the sale of the properties, which differ from those to which the Class B Investors will be subject. As a result of the assets being sold at a loss, the Class A Limited Partners will receive a lower amount of cash on the liquidation of the Partnership. Limited Partners are urged to consult with their tax advisors regarding this issue.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A LIMITED PARTNER. THE TAX CONSEQUENCES TO A PARTICULAR LIMITED PARTNER MAY BE DIFFERENT FROM THE TAX CONSEQUENCES TO OTHER LIMITED PARTNERS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS, AND THUS, LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE INCOME TAX CONSEQUENCES OF THE TRANSACTION.


                         SPECIAL FACTORS

Purpose of and Reasons for the Transaction

     The principal purpose of the Transaction is to cause the transfer of the Assets to the Purchaser in return for cash proceeds which, upon Liquidation, will be distributed to the Limited Partners. Promptly upon consummation of the Transaction, the Class A Limited Partners will receive a liquidating distribution of approximately $_____ to $____ per Unit in cash and the Class B Limited Partners will receive a liquidating distribution of approximately $____ to $____ per Unit in cash, based upon the time such Limited Partners invested in the Partnership.

     Background and Operational History of the Partnership

     The Partnership is a Delaware limited partnership organized on August 7, 1991 to raise funds from investors to acquire income-producing retail and other commercial properties predominantly all of which were subject to triple-net leases. The Partnership completed its public offering on December 11, 1993 and raised a total of $16,008,310. As of December 31, 1995, the Partnership had also raised an additional $394,118 through its distribution reinvestment plan. As of the date hereof, the Partnership has acquired the land and buildings underlying ten properties as well as a majority interest in a joint venture which owns the land and building underlying a CompUSA store. See "Certain Information about the Partnership, Its General Partners and their Affiliates - Description of the Assets." Prior to January 1996, all of the properties of the Partnership were under lease. In January 1996, the property located in Joliet, Illinois, previously leased to SoFro Fabrics, Inc. and guaranteed by its parent company, House of Fabrics, Inc., was vacated in connection with House of Fabrics, Inc.'s bankruptcy filing. Although the Partnership has engaged a national brokerage firm to assist in re-leasing this property, the property remains vacant to date.

     Cash distributions to Limited Partners for 1995, 1994 and 1993 were $1,296,726, $1,244,736 and $495,847, respectively. As a result of the termination of the lease on the Joliet, Illinois property, the Partnership recently reduced the quarterly distribution payment by one-half percent. In addition, because of the decision to present the Transaction to the Limited Partners, the Operating General Partners have determined that no further distributions of operating cash flow will be made by the Partnership to the Limited Partners prior to consummation or termination of the Transaction. The Operating General Partners have also determined that the Partnership will not repurchase Units from Limited Partners during this period. See "Certain Information About the Partnership, Its General Partners and their Affiliates - Distributions."

     The Partnership is the last of a series of affiliated limited partnerships formed to acquire similar properties. Because the Affiliated Limited Partnerships were formed prior to the Partnership, the properties acquired by the Affiliated Limited Partnerships are either at the beginning or end of their anticipated holding periods. As a result, the Braults, as executive officers of the corporate general partners of the Partnership and the Affiliated Limited Partnerships, began investigating options for the liquidation of the properties held by the Partnership and the Affiliated Limited Partnerships.

     Prospects of the Partnership

     Pursuant to the terms of the Acquisition Agreement, the Purchaser has agreed to pay $12,489,100 in cash for the Assets.
The purchase price is the fair market value of the Assets as determined by Cushman & Wakefield. Due to the relatively fixed nature of the lease payments generated by the Assets, the remaining lease terms, and the non-performing nature of the Joliet, Illinois property in particular, the fair market value may not increase over the foreseeable future. To date, the Partnership has not been presented with any firm offers for the purchase of the Assets, although it has received and pursued a few expressions of interest from third parties. Mr. Froelich believes that the Partnership should actively seek third-party offers through an arms-length bidding process to establish a fair price for the Assets. In this regard, the Partnership has made, and will continue during the pendency of the proxy solicitation process to make, all pertinent information pertaining to the Partnership and the Assets available to other potential purchasers who have the financial ability to acquire the Assets on an all cash basis. If the Transaction is not approved, there can be no assurance as to whether any future liquidation or disposition of the Assets will occur or on what terms they might occur. Despite the Partnership obtaining both the Valuation and the Fairness Opinion from Cushman & Wakefield, there can be no assurances that a better offer for the acquisition of the Assets may not be available.

     Costs and Risks Associated with Ownership

     The average remaining lease term for the Assets is 10.8 years.
The longer the Assets are held by the Partnership, the greater the risk to the Partnership of lease rollover, renegotiation and non-renewal. This risk is evidenced by the recent lease default by House of Fabrics, Inc. in connection with its bankruptcy filing. Because many of the Partnership's properties were designed for a particular type of operation, lease default or non-renewal could result in the need for substantial capital improvements or remodeling to attract new tenants. Eventually the Partnership will be required to reserve against such risks. Lease defaults and non-renewals, as well as reserves against such risks will eventually result in lower distributions to the Limited Partners.

     The Partnership incurs general and administrative costs related to its status as a public reporting entity under the Federal securities laws. The costs of preparing reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the expenses of printing and mailing these materials can be significant. The Partnership incurs significant legal and accounting fees in complying with the Federal securities laws.
Over the past two years, the Partnership has spent approximately $146,480 and $164,081 on partnership administration expense, and legal, accounting and tax advisory fees necessitated by the on-going Federal securities law compliance. If the Partnership were not a publicly-held entity, many of these costs could be eliminated, although such cost savings would not be of benefit to the Limited Partners.

     There is no established trading market for the Units. As a result, the Limited Partners and the Partnership incur all of the costs associated with public-entity status, but have little of the benefits. Since the Units are not readily transferable, the Limited Partners are essentially locked into their investment in the Units.

     Benefits of the Transaction

     As a result of the Transaction, the Limited Partners will receive their proportionate share, on an all cash basis, of the fair market value of the Assets, as valued by an independent appraiser. The costs of the Transaction to the Partnership, which are estimated to equal approximately 2% of the total value of the Transaction, is believed to be below industry standards for a transaction of this size. In addition, the structure of the Transaction eliminates the need for the Partnership to reserve or hold back any funds from distribution to the Limited Partners to satisfy any post-closing liabilities. Finally, consummation of the Transaction and receipt by the Limited Partners of the redemption price will permit the Limited Partners to make alternative investments which may generate favorable returns and greater liquidity.

Alternatives to the Transaction

     The Operating General Partners considered several alternatives to selling the Assets to the Purchaser as contemplated by the Acquisition Agreement including: (i) continuing to hold the Assets; (ii) individual property sales; (iii) an auction of any or all of the properties; (iv) solicitation of third-party bids; and
(v) a merger of the Partnership with and into the Purchaser.

     Continuing to hold the Assets was rejected as the risk from ownership increases the longer the properties are held and thus the value of the Assets becomes less certain. This risk results from the approaching maturity dates for each of the leases of the Assets
(which is currently 10.8 years on average), the costs of the renegotiation of such lease and the related risk of default or non-renewal. A sale of the Assets at this time will avoid such increasing risks, which was recently evidenced by the lease default by House of Fabrics, Inc. with respect to the Joliet, Illinois property.

     Individual property sales were rejected as this option would likely result in the Partnership's more valuable properties being sold and the Partnership being forced to retain the less valuable properties. Even if the more valuable properties were sold on an all cash basis comparable to the Sale, the Partnership would likely be required to retain a substantial portion of the proceeds of such sales to cover the expenses related to ongoing administration of the Partnership. Because the Partnership's administrative costs are relatively fixed, a sale of the more valuable properties would ultimately result in proportionally less cash being available for distribution to the Limited Partners. Furthermore, costs associated with individual sales of the properties would, in the aggregate, be significantly greater than the costs associated with a sale of all of the Assets. These increased costs would further result in less cash being available for distribution to the Limited Partners. Finally, because the more valuable properties will likely be sold first, risks associated with lease defaults and non-renewals, as well as risks associated with particular markets and industries will increase. Therefore, the sale of the Assets in a single transaction, eliminates the need for the Partnership to remain in existence with a smaller, less diverse and more risky portfolio.

     An auction of all of the Assets was also rejected, as real estate auctions are generally viewed as a sale method of last resort and the typical buyer at auction is seeking below market price purchases. An auction of individual assets would likely result in the same adverse effects as those resulting from sales of individual properties.

     A formal solicitation of third-party bids for the Assets was not undertaken by the Operating General Partners prior to the date the Partnership entered into the Acquisition Agreement. However, the terms of the Acquisition Agreement, permit the General Partners to terminate the Sale at any time should they receive an offer for the Assets which they in good faith believe to be on terms preferable to the Sale. Although there have been a few expressions of interest from potential third-party purchasers generated by the Purchaser's effort to secure financing, no party has made a firm offer for the Assets. In conjunction with Mr. Froelich's belief that the solicitation of third-party offers through an arm's-length bidding process was the most advantageous method for determining a fair price for the Assets, the Partnership will continue to make available to prospective purchasers all relevant materials necessary to conduct due diligence with respect to the Assets. Until the Transaction is approved, the General Partners will entertain any offers which can produce a comparable overall return to the Limited Partners. Notwithstanding the foregoing, the Operating General Partners have surveyed the market and have been unable to identify a strategic or financial buyer that would be interested in purchasing the entire portfolio of the Assets, on an all cash basis. This is mainly the result of three factors: (i) 36% of the Assets have lease terms which provide the lessees with rights of first refusal on any sale of the Assets, significantly complicating negotiations of any possible offers from third parties; (ii) the average remaining lease term of 10.8 years makes the Assets less attractive to such purchasers; and (iii) the fact that one of the Partnership's properties is not currently under lease.

     While the Partnership could have structured the Transaction as a merger of the Partnership with and into the Purchaser, the Partnership Agreement places additional voting requirements on such a transaction that the Operating General Partners believe would make such a transaction more difficult to consummate. Since the Transaction includes many protections for the Limited Partners, including an independent appraisal of the Assets, receipt of an opinion that the transaction is fair to the Limited Partners from a financial point of view and the receipt by the Limited Partners of their pro rata share of the appraised value thereof, the Sale does not result in a materially different transaction than a merger from the Limited Partner's prospective.

Effects of the Transaction

     If the Transaction is approved and the remaining conditions to the Sale are met or waived, the Assets will be sold to the Purchaser in exchange for the purchase price of $12,489,100. The Partnership will then pay the Transaction Costs and pay or make provisions for the payment of all other Partnership liabilities and the Partnership will be liquidated and dissolved. The registration of the Units under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") will then be terminated. Further, upon dissolution, the Partnership will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Securities and Exchange Commission (the "Commission"). The Corporate General Partner intends to conclude the liquidation of the Partnership no later than December 31, 1996.

     Upon liquidation and dissolution of the Partnership, in accordance with the Partnership Agreement, the resulting proceeds of the Sale, together with all cash on hand (including earnings through July 31, 1996), will be used to make distributions to the Limited Partners after payment of or making provisions for the payment of; (i) all Transaction Costs; and (ii) all other Partnership liabilities, including the Rally's litigation. The [Operating] General Partners currently anticipate that the Class A Limited Partners will receive a liquidating distribution of approximately $___ to $____ per Unit and the Class B Limited Partners will receive a liquidating distribution of approximately $____ to $____ per Unit, based upon the time such Limited Partners invested in the Partnership. The General Partners will not receive any fees from the Partnership in connection with the Transaction and will receive only a de minimis liquidating distribution of less than $17,000 in the aggregate, in accordance with the terms of the Partnership Agreement. The Braults have a minority ownership interest in the Purchaser. See "Terms of the Transaction - Determination of Cash Available for Distribution."

Valuation of the Assets; Fairness Opinion

     Cushman & Wakefield Valuation Advisory Services ("Cushman & Wakefield") was engaged by the Partnership on March 15, 1996 to value the Assets pursuant to its obligation to provide a valuation of the Units within 120 days after the end of the fiscal year to satisfy the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Partnership subsequently engaged Cushman & Wakefield to provide an opinion as to whether the Transaction is fair from a financial point of view (the "Fairness Opinion"). Other than the engagements described herein, and the engagement of Cushman & Wakefield by the Affiliated Limited Partnerships in connection with the Affiliated Transactions, there has been no material relationship between Cushman & Wakefield or its affiliates and the Partnership or its affiliates, nor is any such relationship contemplated.

     Copies of the Valuation and the Fairness Opinion are attached hereto as Annex I and Annex II, respectively.

     Experience of Cushman & Wakefield

     Cushman & Wakefield is the largest real estate valuation and consulting organization in the United States. In 1995, the appraisal group of Cushman & Wakefield completed in excess of 2,300 appraisal and consulting assignments. Cushman & Wakefield's clients include major commercial and investment banks, Fortune 500 corporations, pension funds, advisory firms and government agencies. Cushman & Wakefield has 19 branch offices located in all geographic regions of the United States. This large network of professionals provides local expertise in key markets and sub-regions and enables Cushman & Wakefield to effectively handle broad-based, multi-property assignments. Furthermore, Cushman & Wakefield's appraisal network provides a large national database of market information and ensures a consistent methodology for each property valuation. The Operating General Partners considered several appraisal firms but ultimately chose Cushman & Wakefield based upon their expertise and industry leadership.

     Valuation

     Pursuant to its engagement, Cushman & Wakefield advised the Partnership that it valued the Assets at $12,489,100 as of ________, 1996 (the "Valuation"). On ____________, 1996, Cushman
& Wakefield advised the Partnership that it was not aware of any information that would cause a change in its Valuation as of such date. Certain of the material assumptions, qualifications and limitations to the Valuation are described below. The summary set forth below does not purport to be a complete description of the analysis employed by Cushman & Wakefield in preparing the Valuation. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the Valuation. No other appraisals of the Assets were obtained by the Partnership due to the significant cost involved and the Operating General Partners' opinion that the Valuation was prepared according to industry standards by a reliable and independent appraisal firm.

     Summary of Materials Considered

     In preparing the Valuation, Cushman & Wakefield: (i) conducted a physical inspection of each property; (ii) considered the location and market area of each property, with particular attention given to the submarket definition, demand generators, competitive properties, trade area demographics and outlook; (iii) reviewed property sales history where provided; (iv) analyzed site and improvements with regard to quality, functionality and condition of improvements toward existing use; and (v) considered the highest and best use of each site. In addition, Cushman & Wakefield conducted a review and analysis of each existing individual leases affecting each of the properties. In conducing their analysis, Cushman & Wakefield was provided with, among other things: (i) the Partnership's Annual Reports on Forms 10-K and related financial information for the three fiscal years ended December 31, 1993, 1994 and 1995, the Partnership's Quarterly Reports on Forms 10-Q and related unaudited financial information for the three months ended March 31, 1996; (ii) certain information relating to the business, earnings, operating cash flow and assets of the Partnership, including sales performance for 1993 through 1995 where provided and estimates for 1996; (iii) surveys, legal descriptions, current property tax statements, and detailed lease abstracts; and (iv) such other information as Cushman & Wakefield deemed necessary or appropriate. In addition, Cushman & Wakefield personnel questioned the Operating General Partners about the markets in which the Assets operate and the operating history of the Assets.

     Summary of Cushman & Wakefield's Methodology and Approaches to
     Value

     Cushman & Wakefield's valuation of the Assets was based primarily on a discounted cash flow analysis. Cushman & Wakefield believes that the valuation resulting from the discounted cash flow analysis is the best indication of value, as an investor in the type of property owned by the Partnership considers its income producing capabilities as most important. A sales approach based on comparable sales was determined to have a high margin of error because of the lack of comparable properties and recent sales data for many of the Assets. Therefore, a sales approach was not considered to be an effective approach to valuation of the Assets.

     Individual evaluation reports containing property specific information such as location, competition, and market and trade area analysis, were prepared by Cushman & Wakefield for each Asset.
These evaluation reports formed the foundation for Cushman &
Wakefield's valuation analysis. In conducing its cash flow analysis, Cushman & Wakefield performed an individual property-by-property analysis to establish an anticipated cash flow to be received over a specified holding period for the particular property. Analysis as to cash flows takes into account the contractual rent and the terms and conditions of each lease, as well as the credit associated therewith.

     Cushman & Wakefield also conducted an analysis of the reversionary component of the cash flow analysis for each property, which values the property at the end of the a specified holding period,typically over a ten-year holding period, based on the estimated highest and best use of the property. The highest and best use of a property was formulated based on a decision matrix which takes into account specific property and location characteristics, demographic profile and outlook, sales history and market position of the property relative to its competition. Where the highest and best use of a property at reversion was estimated to be a continuation of the existing use, the reversionary value of the property is based on capitalizing the property's eleventh year's net operating income into value by means of direct capitalization. Where the anticipated highest and best use of a property differs from the existing use, the reversionary value of the property was estimated based on a cost approach methodology, which incorporates land value only, or land value estimate plus a depreciated replacement cost estimate for the improvement contribution, if any.

     Pursuant to the discounted cash flow analysis, Cushman & Wakefield preliminarily valued the Assets at $12,489,100. The Operating General Partners reviewed the initial valuation and concluded that the values of the Assets were lower than expected. As a result of subsequent considerations presented by the Operating General Partners the valuation was increased to $23,198,450, which is the amount allocated by the Purchaser to the Assets in connection with the Transaction. The Operating General Partners have reviewed and accept the final Valuation and believe that it was prepared in accordance with appropriate professional standards.

     Assumptions, Limitations and Qualifications of Cushman &
     Wakefield's Valuation

     Aside from the Assumptions and Limiting Conditions contained in Cushman & Wakefields evaluation and valuation reports, in preparing the Valuation, Cushman & Wakefield relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership. In arriving at the Valuation, Cushman & Wakefield assumed:
(i) good and marketable title; (ii) that each Asset was free and clear of all liens, unless otherwise stated; (iii) responsible ownership and competent management of each Asset; (iv) no hidden or unapparent conditions; (v) full compliance with zoning laws; (vi) possession of all necessary licenses, certificates of occupancy and other governmental consents; (vii) that no potentially hazardous or toxic materials were located at or about the Assets; and (viii) compliance with the Americans with Disabilities Act of 1990. Cushman & Wakefield did not conduct a legal survey of the Assets.

     Fairness Opinion

     Subsequent to its engagement in connection with the Valuation, Cushman & Wakefield was engaged to provide an opinion as to the fairness of the Transaction to the Interest Holders from a financial point of view. Cushman & Wakefield was neither asked to make, nor did it make, any recommendation as to the redemption price, although it did provide the Valuation on which the Transaction price was based. Cushman & Wakefield was not asked to solicit offers from other interested parties nor was it asked to opine on any aspects of the Transaction other than that specifically mentioned above. Cushman & Wakefield directed its opinion solely to the Partnership and was not engaged to act as an agent or fiduciary of the Interest Holders or any other third parties. Cushman & Wakefield advised the Partnership that, in its opinion, the terms of the Transaction are fair to the Interest Holders from a financial point of view.

     In connection with rendering its opinion, Cushman & Wakefield:
(i) reviewed the form of the Merger Agreement; (ii) analyzed the audited financial statements of the Partnership for the periods ended December 31, 1995, 1994 and 1993 and the unaudited financial statements of the Partnership for the periods ended March 31, 1996 and 1995; (iii) reviewed the various appraisals of and market studies for the Assets; (iv) examined certain legal documents; (v) reviewed operating statements of certain individual Assets; (vi) reviewed the historical market price, distributions and trading volumes for the Units; (vii) reviewed current stock market valuations of public companies deemed similar to the Partnership, as well as data with respect to the value of assets similar to those of the Partnership; (viii) conducted discussions with the Operating General Partners concerning the value of the Assets and the operations and prospects of the Partnership; (ix) reviewed and analyzed other potential offers for the Assets; and (x) performed such other studies, analyses and investigations as were deemed appropriate.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its Fairness Opinion, Cushman & Wakefield did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Cushman & Wakefield believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Cushman & Wakefield made numerous assumptions with respect to industry performance, general market, business and economic conditions and other matters, any of which are beyond the control of the Partnership. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein, and neither Cushman & Wakefield nor the Partnership assumes responsibility for the accuracy of such estimates.

     Compensation

     Cushman & Wakefield was paid a fee of $2,500 for each Asset valued in connection with the Valuation and will be paid $8,900 by the Partnership for the Fairness Opinion. In addition, the Affiliated Limited Partnerships will pay Cushman & Wakefield on the same basis for services rendered to each of them in connection with the Affiliated Transactions. Cushman & Wakefield is also entitled to reimbursements for certain costs incurred in connection with providing their services to the Partnership. The fees paid to Cushman & Wakefield in connection with the Valuation and the Fairness Opinion were negotiated by the Operating General Partners. The Partnership has agreed to indemnify Cushman & Wakefield against certain liabilities arising out of its engagement to prepare and deliver the Valuation and the Fairness Opinion.


Recommendations of the General Partners

     Factors Considered

     The Operating General Partners have determined that the terms of the Transaction are fair to the Limited Partners and recommend that the Limited Partners vote "FOR" the Transaction. The Operating General Partners are, however, subject to conflicts of interest. Mr. Froelich is not recommending the Transaction since he believes that the most advantageous methodology for determining a fair price for the Assets would be to seek third-party offers through an arm's-length bidding process.

     In determining the fairness of the Transaction, the Operating General Partners considered each of the relevant factors discussed below in their decision to recommend the Transaction. Although the Operating General Partners were unable to weigh each factor precisely, the factors are set forth below in their approximate order of importance:

* The sales price of the Assets was based on the Valuation, which was prepared by an expert, independent third party appraiser. The Valuation considered the current fair market value of each and every Asset. The Operating General Partners reviewed a preliminary draft of the valuation and concluded that the values of the properties set forth therein were lower than expected. As a result of subsequent considerations presented by the Operating General Partners, the valuation was increased.

* The Purchaser's willingness to purchase all of the Assets and to assume all existing lease obligations on each of the properties, thereby eliminating the need for the Partnership to continue operations with the less valuable properties.

* The fact that the Sale is on an all cash, "as is" basis. As an "as is" sale, the Partnership will not be required to make any representations and warranties to the Purchaser as to the condition of the Assets, thereby eliminating the need for hold backs typically associated with the sale of assets.

* The avoidance of certain potential transaction costs, such as investment banking fees or real estate brokerage commissions, which could have approximated $375,000 to $750,000 in the aggregate based on.

* The fact that the Partnership will not be required to finance any part of the purchase price.

* The fact that an opinion was received from Cushman & Wakefield stating that the Transaction is fair to the Limited Partners from a financial point of view.

* The fact that the Acquisition Agreement permits the General Partners to terminate the Sale at any time if they receive an offer for the Assets which they in good faith believe to be on terms preferable to the Sale. Until the Transaction is approved by the Limited Partners, the General Partners will continue to entertain any and all offers which can produce a comparable overall return to the Limited Partners.

* The fact that the vote of a majority in interest of the Limited Partners is required to approve the Transaction.

* The fact that the longer the Assets are held the greater the risk to the Partnership of lease rollover, renegotiation and non-renewal.

* Similarly, as a result of the average lease term for the Assets being 10.8 years, the Assets may become more difficult to sell.

* The high cost of operating the Partnership as a publicly-held entity. Over the past two years, the Partnership has spent $146,480 and $164,081 on partnership administration expense and legal, accounting and tax advisory fees necessitated by the on-going Federal securities law compliance.

* The lack of an established exchange or market for the Units which makes it extremely difficult for the Limited Partners to liquidate their investment. Based on the May 1996 issue of The Stanger Report, the transaction price per Unit for sales of Units in the "secondary" market was $6.05, which represents only one transaction for 5,000 Units from December 1, 1995 through February 29, 1996. Over the past 12 months, only 16,177 Units were sold in private transactions in the "secondary" market.

* Comparison of the per Unit price to be paid in connection with the Transaction to current and historical market prices of the Units.

* The recent decrease in the percentage distribution resulting from the default by House of Fabrics and the uncertainty regarding the re-leasing prospects of this property.

* The expressed desire of certain Limited Partners to have their investment in the Partnership liquidated.

     The current value of the Assets as compared to their book value (as reflected on the Partnership's financial statements) was not a significant factor in the Operating General Partners' determination of the fairness of the terms of the Transaction. Going concern value was not deemed to be relevant to the Partnership's business operations. Furthermore, the net book value and liquidation value were not deemed to be relevant measures of market value of the Assets.

     Since the Operating General Partners are affiliates of the Purchaser, their recommendation is subject to a conflict of interest. See "Conflicts of Interest." Furthermore, no unaffiliated representative was retained to act solely on behalf of the Limited Partners for the purpose of negotiating the transaction.

     Conclusion

     If the Transaction is not approved, the Operating General Partners are uncertain as to whether any offers on as favorable of terms will be available to the Partnership in the near future. Despite the Partnership obtaining both the Valuation and the Fairness Opinion from Cushman & Wakefield, there can be no assurances that a better offer for the acquisition of the Assets may not be available.

Appraisal Rights

     Neither the Partnership Agreement nor the Act, provide rights of appraisal or similar rights to the Limited Partners who dissent from the vote of the majority in approving the Transaction. As a result, if Limited Partners holding a majority of the Units approve the Transaction and if the Transaction is consummated, the Partnership will be liquidated and all Limited Partners, including those who do not approve the Transaction will receive liquidating distributions pursuant to the terms of the Partnership Agreement.

Costs Associated with the Transaction

     The following is an itemized statement of the approximate amount of all expenses incurred or to be incurred by the Partnership in connection with the Transaction:

     Legal fees                                    50,000
     Fairness Opinion and related expenses          8,900
     Printing and mailing costs                    12,000
     Final audit, cost reports and tax return      45,000
     Title, survey and environmental reports       75,000
     Bank fees related to final distributions       3,000
     Filing fees                                    2,497
     Proxy solicitation fees                       11,000
     Other                                         40,000

     Total                                       $246,497

     All of the foregoing fees and expenses will be paid by the Partnership from cash from operations. No part of such funds is expected to be borrowed. In addition, the Partnership will pay the Valuation fees and related expenses of approximately $30,600. The cost of the Valuation was a necessary Partnership expense in accordance with the requirements of the Partnership Agreement and, therefore, is not considered an expense of the Transaction.

     The fees and expenses of the Purchaser in connection with the Transaction will be paid by the Purchaser. Certain of these fees and expenses to be paid by the Purchaser include $21,000 payable to Brauvin Management Company and $21,000 payable to Brauvin Financial, Inc. for advisory services. Brauvin Management Company and Brauvin Financial, Inc. are affiliates of the Operating General Partners and Mr. Froelich. None of these fees are being paid out of the proceeds of the Partnership.


                      CONFLICTS OF INTEREST

Interests in the Purchaser

     The Transaction, as a result of the role of the Operating General Partners, is subject to conflicts of interest. The Braults have a minority ownership interest in the Purchaser and, therefore, the Braults have an indirect economic interest in consummating the Transaction that is in conflict with the economic interests of the Limited Partners. No third-party was engaged to act as an agent or additional fiduciary on behalf of the Limited Partners. Notwithstanding the Braults minority ownership in the Purchases, the General Partners remain accountable to the Partnership as fiduciaries and consequently must exercise good faith and fair dealing toward the Limited Partners.

Indemnification under the Partnership Agreement

     Pursuant to the terms of the Partnership Agreement, the Partnership has agreed to indemnify the General Partners and any of their affiliates, to the maximum extent allowed by law, and to hold them harmless, and the Limited Partners have agreed to make no claim against the General Partners and any affiliates of the General Partners, for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their affiliates if the General Partners, in good faith, determine that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners. Furthermore, the General Partners and their affiliates are to be indemnified by the Partnership, to the maximum extent allowed by law and by the Partnership Agreement, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners and their affiliates, that the General Partners and their affiliates made a good faith determination that their actions were in the best interest of the Partnership and that the General Partners and their affiliates were acting within the scope of the General Partners' authority.

     If a claim is made against the General Partners or their affiliates in connection with their actions on behalf of the Partnership with respect to the Transaction, the General Partners expect that they and such affiliates will seek to be indemnified by the Partnership with respect to such claim. Any expenses (including legal fees) incurred by the General Partners and such affiliates in defending such claim shall be advanced by the Partnership prior to the final disposition of such claim, subject to receipt by the Partnership of an undertaking by the General Partners and such affiliates to repay any amounts advanced if it is determined that the indemnified person's actions constituted fraud, negligence, breach of fiduciary duty or misconduct. As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partners and their affiliates relating to the General Partners' or such affiliates' involvement in the Transaction could be more limited than the remedies which would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

     Notwithstanding the foregoing, the General Partners and their affiliates shall not be indemnified by the Partnership for liabilities arising under federal and state securities laws unless:
(i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of litigation costs; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of litigation costs; or (iii) a court of competent jurisdiction approves the settlement of the claims as to the particular indemnitee and finds that indemnification of settlement and related costs should be made.

Indemnification by the Purchaser

     Pursuant to the Acquisition Agreement, the Purchaser shall provide the General Partners for their sole benefit, the indemnification set forth in the Partnership Agreement as in effect on the date of the Acquisition Agreement, and maintain unencumbered total cash and cash equivalents of not less than $__ million for a period ending on the third anniversary of the Effective Time, which provision shall survive consummation of the Transaction (the "Closing") until extinguished by the applicable statute of limitations. Pursuant to the Acquisition Agreement, the Partnership and, following the Transaction, the Purchaser and its affiliates, jointly and severally release and discharge, subject to termination as discussed below, Jerome J. Brault and Cezar M. Froelich and their respective heirs, executors, administrators and personal representatives (collectively, the "Released Parties"), jointly and severally, from and against any and all claims arising out of or relating in any way to any acts, omissions, transactions or occurrences which took place, in whole or in part, prior to and including the date of the Acquisition Agreement, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, including, without limitation, any which relate to or arise in any way out of the Transaction, but not including the Released Parties' respective obligations under the Acquisition Agreement or acts, omissions, transactions or occurrences which involve fraud or criminal conduct with respect to the financial affairs of the Partnership. In addition, the Acquisition Agreement provides that, if such Released Parties have fully performed their respective obligations under the Acquisition Agreement to be performed on or prior to the Effective Time, the release shall be extended to cover the period prior to and including the Effective Time.


           CERTAIN INFORMATION ABOUT THE PARTNERSHIP,
            ITS GENERAL PARTNERS AND THEIR AFFILIATES

The Partnership

     The Partnership was organized on August 7, 1991 as a limited partnership under the Act. The Partnership is governed by the Partnership Agreement, which vests exclusive management control over the Partnership in the General Partners, subject to the rights of the Limited Partners to vote on certain limited matters. The address of the Partnership's principal executive office is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606, and the telephone number is (312) 443-0922.

     The Partnership was formed to acquire, on an all-cash basis, existing, income-producing retail and other commercial properties predominantly all of which were to be subject to triple-net leases. The Partnership raised a total of $16,008,310 through its offering to the public which commenced on December 12, 1991 and terminated on December 11, 1993, as well as an additional $394,118 through its distribution reinvestment plan through December 31, 1995. The reinvestment of distributions through the distribution reinvestment plan was suspended for the May 15, 1996 distribution, as the valuation of the Units was not complete at such time. As of December 31, 1995, Units valued at $83,706 had been purchased by the Partnership from Limited Partners liquidating their original investment and such Units have been retired. The Partnership has utilized the proceeds of its offering and the funds received through the sale of Units through the distribution reinvestment plan to acquire the land and buildings underlying ten properties, as well as a 70.2% equity interest in a joint venture with two of the Affiliated Limited Partnerships, which venture owns the land and building underlying a CompUSA store. See the subsection entitled "Description of the Assets," below.

     The original objectives of the Partnership were the: (i) preservation and protection of capital; (ii) distribution of the Partnership's current cash flow attributable to rental income;
(iii) capital appreciation; (iv) the potential for increased income through escalations in the base rent or participation in the growth of the sales of the tenants of the Partnership's properties; (v) the deferral of the taxation of cash distributions for investors who are not exempt from federal taxation; and (vi) the production of "passive" income to offset "passive" losses from other investments.

     The Partnership acquired ___ of its properties in 1993 and ___ of its properties in 1994. The Partnership did not acquire any properties in 1995 or 1996. The Partnership does not currently have sufficient funds available for additional property acquisitions. The Partnership has made quarterly distributions of operating cash flow as described in the subsection below entitled "Distributions." As distributions of operating cash flow to the Limited Partners will be suspended during the pendency of the proposed Transaction, the Partnership will not be selling any additional Units to the Limited Partners pursuant to the terms of the Partnership's distribution reinvestment plan and, therefore, no funds will be raised for additional acquisitions.

The General Partners

     The Corporate General Partner is Brauvin Realty Advisors IV, Inc., an Illinois corporation, with its principal business address at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606.
The principal business of the Corporate General Partner is to act as a general partner of the Partnership. The directors and executive officers of the Corporate General Partner are Jerome J. Brault, Chairman of the Board, President and Chief Executive Officer; James L. Brault, Executive Vice President and Secretary; and Thomas J. Coorsh, Treasurer and Chief Financial Officer. The business address of each of the directors and executive officers of the Corporate General Partner is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. Each of the Individual General Partners and the directors and executive officers of the Corporate General Partner is a citizen of the United States.

     Jerome J. Brault is the Managing General Partner of the Partnership and a beneficial owner of the Corporate General Partner. Mr. Brault is also a general partner of a series of public limited partnerships affiliated with the Partnership, including the Affiliated Limited Partnerships, and a director and executive officer of various corporations affiliated with the Partnership and said public limited partnerships. In addition, Mr. Brault is an executive officer and a director of Brauvin Net Lease V, Inc., a publicly-held real estate investment trust. Prior to his affiliation with the Brauvin organization in 1979, Mr. Brault was the Chief Operating Officer of Burton J. Vincent, Chesley & Company, a New York Stock Exchange member firm. Jerome J. Brault has a minority ownership interest in the Purchaser.

     James L. Brault is an executive officer of various corporations affiliated with the Partnership and a series of other public limited partnerships affiliated with the Partnership, including the Affiliated Limited Partnerships. In addition, Mr. Brault is an executive officer and a director of Brauvin Net Lease V, Inc., a publicly-held real estate investment trust. Prior to joining the Brauvin organization in May 1989, Mr. Brault was Vice President of the Commercial Loan Division of The First National Bank of Chicago in Washington D.C., where he had worked since 1983. While with The First National Bank of Chicago, Mr. Brault was responsible for the origination and management of commercial real estate loans, as well as the direct management of a loan portfolio in excess of $150,000,000. Mr. Brault is the son of Jerome J. Brault. James L. Brault has a minority ownership interest in the Purchaser.

     Thomas J. Coorsh is an executive officer of various corporations affiliated with the Partnership and a series of other public limited partnerships affiliated with the Partnership, including the Affiliated Limited Partnerships. From May 1992, until joining the Brauvin organization in November 1993, Mr. Coorsh was self-employed as a business consultant. From 1990 to 1992, Mr. Coorsh was the senior vice president of finance and chief accounting officer of Lexington Homes, an Illinois-based home builder. From 1985 to 1990, Mr. Coorsh was employed by the Balcor Company and in his most recent position served as the first vice president of finance. At Balcor, Mr. Coorsh was responsible for property management accounting and finance, treasury and financial and strategic planning. Before joining Balcor, Mr. Coorsh held financial positions with several large, public corporations headquartered in the Chicago metropolitan area. Mr. Coorsh is a Certified Public Accountant.

     Cezar M. Froelich is a principal with the Chicago law firm of Shefsky Froelich & Devine Ltd., 444 N. Michigan Avenue, Chicago, Illinois 60611, which in the past has acted as counsel to the General Partners, the Partnership and certain of their affiliates. Mr. Froelich is also a beneficial owner of the Corporate General Partner. Mr. Froelich concentrates his practice in the areas of securities and real estate and has acted as legal counsel to various public and private real estate limited partnerships, mortgage pools and real estate investment trusts. Mr. Froelich is an individual general partner in seven other affiliated public limited partnerships and a shareholder in Brauvin Management Company and Brauvin Financial Inc.

Description of the Assets

     The Partnership currently owns ten, and has a majority interest in an eleventh, income-producing properties predominantly all of which are subject to triple-net leases. A description of each of the properties owned by the Partnership follows.

Steak n Shake, Pearless Park, Missouri

     The property is located on the southeast corner of Highway 141 and Interstate I-44, approximately 16 miles southwest of downtown
St. Louis. The single-story building is 3,860 square feet situated on a 39,500 square foot parcel of land.

Children's World Learning Center, Arlington, Texas

     The property is located at 1235 West Sublet. The building is 4,950 square feet built on 0.625 acres of land. The single-story, wood-frame building has brick veneer exterior and has a pitched roof with asphalt shingles. The building was constructed in 1984.

Chuck E. Cheese's Restaurants:

     Ashwaubenon, Wisconsin

     The property is located at 1273 Lombardi Access Road. The building consists of 10,183 square feet situated on a 3.385 acre parcel and was constructed in 1983 utilizing a steel frame with birch and wood siding.

     Springfield, Ohio

     The property is located at 2345 Valley Loop Road. The building consists of 10,183 square feet situated on a 2.769 acre parcel and was constructed in 1983 utilizing a steel frame with concrete block.

Mrs. Winner's Chicken & Biscuit Restaurant, Oakwood, Georgia

     The property is located at 3465 Mundy Mill Road. The building consists of 2,436 square feet situated on a 25,700 square foot parcel and was constructed in 1983 utilizing concrete block construction with vinyl siding.

House of Fabrics, Joliet, Illinois

     The property is located at 2900 Colorado Avenue. The building consists of 20,000 square feet situated on a 1.299 acre parcel and was constructed in 1993 utilizing concrete block construction with steel frame and metal deck roof.

     In October 1994 House of Fabrics filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of the filing the tenant was over one month in arrears. From October 1994 until January 1996, House of Fabrics occupied the Joliet property and paid all rents and occupancy expenses on a timely basis. In August 1995, House of Fabrics notified the Partnership that, under the provisions of the bankruptcy code, they had rejected the lease and indicated that they would vacate the property at the end of January 1996. House of Fabrics vacated the property on January 31, 1996. The Partnership has engaged a national brokerage firm to assist in re-leasing this property.

Volume ShoeSource, Blaine, Washington

     The property is located at 439 Peace Portal Drive. The building consists of 10,900 square feet situated on a .389 acre parcel and was fully renovated in 1992.

CompUSA, Duluth, Georgia

     The property is a 25,000 square foot single story building located on a 105,919 square foot parcel in Duluth, a suburb of Atlanta, in the Gwinnett Place Mall Shopping Area. The single story building was completed in March 1993.

Blockbuster Video, Eagan, Minnesota

     The property is located at 2075 Cliff Road and consists of a 7,028 square foot building situated on a 37,364 square foot parcel of land. The building was constructed in 1993 of concrete block and steel frame covered with stucco.

East Side Mario's, Copely, Ohio

     The property is located at 85 W. Montrose Avenue and consists of a 6,240 square foot building situated on 1.76 acres of land.
The building was constructed in 1993 of concrete block and steel frame.

Walden Books Store, Miami, Florida

     The property is located on the southeast corner of Kendall Drive and S.W. 112th Street and consists of a 8,500 square foot building situated on .743 acres of land. The building was constructed in 1988 of masonry block with stucco and dryvit parapet.

Distributions

     Cash distributions to Limited Partners for 1995, 1994 and 1993 were $1,296,726, $1,244,736 and $495,347, respectively. Cash distributions for the first quarter of 1996 were $327,397. Distributions of operating cash flow, if available, were paid four times per year, 45 days after the end of each calendar quarter.
The actual distribution for 1993 to each investor was calculated on a per diem basis from the date of the investment at an annualized rate of 5% to 6%. The distributions were generated from a combination of property operations and interest income. No amount distributed in 1994, 1995 or 1996 was a return of capital.

     Below is a table summarizing the historical data for the Partnership's distribution rates per annum:


 Distribution
    Date                1996    1995    1994    1993    1992

February 15            8.00%    8.00%   6.50%   6.00%   ---

May 15                 7.50     8.00    7.00    6.00    3.68%

August 15                       8.00    8.00    5.00    7.00

November 15                     8.00   10.00    5.50    6.00


    The distribution percentage was decreased for May 15, 1996 as a result of the lease default by House of Fabrics, Inc., which has vacated the Joliet, Illinois property. Future changes in the Partnership's distributions would largely depend on sales at the Partnership's Assets resulting in changes to percentage rent and, to a lesser extent, on rental increases or decreases which will occur due to changes in the Consumer Price Index or scheduled changes in base rent and loss of rental payments resulting from defaults and lease payment reductions due to lease renegotiations. The Operating General Partners have determined that during the pendency of the proxy solicitation no future distributions of operating cash flow will be made to the Limited Partners. As of the date hereof, the Partnership has no preferred return deficiency.

Ownership of Units

     No person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) is known to the Partnership to be the beneficial owner of more than 5% of the outstanding Units as of April 30, 1996, and no individual General Partner or director or executive officer of the Corporate General Partner beneficially owns any Units.

Market for the Units

     The Units are not traded on any established trading market, nor has there been such a market during the past two years. Thus, no information is available as to high and low bid quotations or sales prices. It is not anticipated that there will be a public market for the Units in the future. Furthermore, no person has contacted the Partnership expressing an interest in purchasing Units. Neither the General Partners nor the Partnership are obligated to redeem or repurchase Units, but the Partnership may purchase Units under certain very limited circumstances. The Partnership will not purchase Units during the pendency of the proposed Transaction.

     Below is a table summarizing purchases of Units made by the Partnership during the last two fiscal years and the current fiscal year:
                             Units        Range          Average
For the Quarter Ended:     Purchased    of Prices         Price

March 31, 1994             2,125.696       $10.00         $10.00
June 30, 1994                ---             ---            ---
September 30, 1994         2,700.000       $10.00         $10.00
December 31, 1994          1,009.873       $10.00         $10.00

March 31, 1995             1,548.473       $10.00         $10.00
June 30, 1995                968.101       $10.00         $10.00
September 30, 1995           ---             ---            ---
December 31, 1995            ---             ---            ---

March 31, 1996             3,500.000       $10.00         $10.00


     Purchases of the Units by the Partnership prior to receipt of the Valuation were made at the initial public offering price. Should the Transaction not be completed, any future purchases of Units by the Partnership will be at a price equal to the then current Valuation of the Units based on a third-party valuation.

Legal Proceedings

     On October 14, 1993, Brauvin, Inc., an affiliate of the Partnership, brought a lawsuit against an unaffiliated seller due to the seller's alleged refusal to proceed under the terms of a purchase and sale agreement pursuant to which Brauvin, Inc. was to acquire three properties in Jacksonville, Florida. In this lawsuit, Brauvin, Inc. sought specific performance of the purchase and sale agreement to require the unaffiliated seller to sell the subject properties to Brauvin, Inc. Brauvin, Inc. subsequently amended its complaint to add the tenant of the properties, Rally's, Inc., as an additional defendant seeking an unspecified amount of damages. Rally's, Inc. was added because of its activities which Brauvin, Inc. alleges have tortiously interfered with the business relations between Brauvin, Inc. and the seller.

     In response to the lawsuit, the seller made a counterclaim against Brauvin, Inc. with counts for slander of title, tortious interference with an advantageous business relationship, conspiracy and to quiet title. The seller had also sued a former employee of Brauvin, Inc. The counterclaim is seeking damages in an amount in excess of $2,000,000, together with punitive damages. The Partnership filed a motion to dismiss as the Partnership believes the Florida court does not have jurisdiction over the Partnership. During 1994, the motion to dismiss was denied. The Partnership and the seller have held discussions in an attempt to resolve the claims. Currently, the claims have not been resolved and if no resolution occurs the Partnership intends to vigorously defend itself with respect to this action. The Partnership intends to take a reserve in the amount of $10,000 in connection with this litigation.

Independent Certified Public Accountants

     Deloitte & Touche LLP, whose report on the Partnership's financial statements as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 appear in the Partnership's 1995 Annual Report on Form 10-K, are the current independent auditors of the Partnership. No representative of Deloitte & Touche LLP is expected to be present at the Special Meeting.

Available Information

     The Units are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed by the Partnership with the Commission, including the 1995 Annual Report on Form 10-K, excerpts from which are included on Schedule I hereto, and the Quarterly Report on Form 10-Q for the period ended March 31, 1996, excerpts from which are included on Schedule II hereto. Such reports and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Corporate General Partner is a privately held company and is not subject to the reporting requirements of the Exchange Act.


           CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser is a Delaware limited liability company that was recently formed to acquire the Assets and the assets of the Affiliated Limited Partnerships. The Purchaser has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its formation, the proposed Sale and the proposed Affiliated Transactions. Upon completion of the Sale and the Affiliated Transactions, the Purchaser will own and operate the Assets and the assets owned by the Affiliated Limited Partnerships.

     The Braults have a minority ownership interest in the Purchaser. In addition, certain other members of the Corporate General Partner's management may participate in the ownership of the Purchaser. Mr. Froelich will not have any affiliation with the Purchaser. The Purchaser is in the process of securing financing to consummate the Sale and the Affiliated Transactions through a series of private placements of debt and equity. Thus, the ultimate ownership of the Purchaser will not be known until the completion of these offerings. It is anticipated that the members of the Purchaser will be a number of accredited investors.

     The Purchaser's principal executive office and place of business is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. Its telephone number is (312) 443-0922. All information contained in this Proxy Statement concerning the Purchaser is based upon statements and representations made by the Purchaser or its representatives to the Partnership or its representatives.


                     SELECTED FINANCIAL DATA

     The tables attached hereto as Schedules I and II provide a summary of certain financial data for the Partnership. Such selected financial data should be read in conjunction with the detailed information and financial statements included in the Partnership's Annual Report to Limited Partners which was distributed to the Limited Partners on May 1, 1996 and are included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995 and the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which are incorporated herein by reference. The 1995 Annual Report on Form 10-K and the March 31, 1996 Quarterly Report on Form 10-Q are available to any Limited Partner from the Partnership without charge upon written or oral request made to the Managing General Partner. The Partnership will forward such documents via first class mail within one business day of receipt of a Limited Partner's request therefor.

     The Partnership's ratio of earnings to fixed charges, for each of March 31, 1996, December 31, 1995 and December 31, 1994 was
0.00%, as the Partnership has no fixed charges.

     The foregoing information is derived from the audited financial statements of the Partnership for 1994 and 1995 and the unaudited financial statements of the Partnership for the first quarter of 1996.

     Pro forma data disclosing the effect of the Transaction is not material. The Purchaser is a newly formed entity and thus has no historical financial data.

                                        SCHEDULE I

                          BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
                             (a Delaware limited partnership)
                       (not covered by Independent Auditor's Report)
                For Period August 7, 1991 (inception) to December 31, 1995
                                        (In Dollars)
                            Year Ended    Year Ended     Year Ended     Year Ended     Period Ended
                           December 31,   December 31,   December 31,   December 31,   December 31,
                               1995          1994           1993           1992            1991

Selected Income Statement Data:

   Rental Income              1,643,736     1,571,077       639,565         96,859          --

   Interest Income               31,777        37,754       124,814         50,333          --

   Net Income                 1,203,510     1,030,281       492,617         47,090          --

   Net Income Per
   Unit (a)                        0.74          0.64          0.42           0.14          --

Selected Balance Sheet Data:

   Cash and Cash
   Equivalents                  711,167       569,244     4,803,350      2,411,424       1,000


   Land, Buildings
   and Improve-
   ments                     14,308,630    14,308,630    10,066,508      3,454,263          --

   Total Assets              14,850,948    14,895,510    15,009,234      6,166,502     252,208

   Cash Distribu-
   tions to Limited
   Partners                   1,296,726     1,244,736       495,347         75,484          --

   Cash Distribu-
   tions to Limited
   Partners Per Unit(a)           0.80           0.77          0.43           0.22          --

   Book Value Per
   Unit (a)                       8.60           8.66          8.74           8.80          --

<FN1>
(a)  Net income per Unit, cash distributions per Unit and book value per Unit are based on the average Units outstanding during the quarter since they were of varying dollar amounts and percentages based upon the dates Limited Partners were admitted to the
     Partnership and additional Units were purchased through the Partnership's distribution reinvestment plan.


                                SCHEDULE II

             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.
                 (a Delaware limited partnership)
          (not covered by Independent Auditor's Report)

                                Three                   Three
                             Months Ended            Months Ended
                            March 31, 1996         March 31,1995


Selected Income Statement Data:




    Rental Income              388,593                 401,447

    Interest Income              8,272                   4,757

    Net Income                 261,649                 299,869

    Net Income Per Unit(a)        0.16                    0.19


Selected Balance Sheet Data:

    Cash and Cash
    Equivalents                698,052                 569,486

    Land, Buildings and
    Improvements            14,308,630              14,308,630

    Total Assets            14,796,123              14,866,210

    Cash Distributions to
    Limited Partners           327,397                 324,567

    Cash Distributions to
    Limited Partners Per
    Unit (a)                      0.20                    0.20

    Book Value Per Unit(a)        8.55                    8.64

____________________________________

(a) Net income per Unit, cash distributions per Unit and book value per Unit are based on the average Units outstanding during the year since they were of varying dollar amounts and percentages based upon the dates Limited Partners were admitted to the Partnership and additional Units were purchased through the Partnership's distribution reinvestment plan.



                 YOUR VOTE IS EXTREMELY IMPORTANT

     Regardless of the number of Units of Brauvin Corporate
     Lease Program IV L.P. you own, please vote by taking these simple steps:

1. Please SIGN, MARK, DATE and MAIL the enclosed proxy card in the enclosed, postage-paid envelope as soon as possible before the Special Meeting on July 10, 1996.

2. If you wish to vote "FOR" the Transaction, which includes a vote for the Sale and the Liquidation, you must submit the enclosed proxy card.

3. If your Units are held for you in "street name" by a bank or broker, the bank or broker may not give your proxy without your instruction. Please call your bank or broker and instruct your representative to vote "FOR" the Transaction.

4. If you have any questions or require any additional information concerning this Proxy Statement please contact either:

                   Investor Services Department
             Brauvin Corporate Lease Program IV L.P.
                      150 South Wacker Drive
                     Chicago, Illinois  60606
                          (312) 443-0922
                                or
                  Call Toll-Free (800) 272-8846

     or our solicitation agent who can also assist you in voting:

                      The Herman Group, Inc.
                     2121 San Jacinto Street
                            26th Floor
                      Dallas, Texas  75201
                        (____) ___ - ____
                                or
                  Call Toll-Free (800) ___-____

     PLEASE SIGN, MARK, DATE AND RETURN YOUR PROXY CARD TODAY.

                        TABLE OF CONTENTS

                                                             Page

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     The Transaction . . . . . . . . . . . . . . . . . . . . .  3
     The Special Meeting; Vote Required. . . . . . . . . . . .  4
     Purpose of and Reasons for the Transaction. . . . . . . .  4
     Effects of the Transaction. . . . . . . . . . . . . . . .  5
     Valuation of the Assets; Fairness Opinion . . . . . . . .  5
     Recommendations of the General Partners . . . . . . . . .  5
     Conflicts of Interest . . . . . . . . . . . . . . . . . .  6

SPECIAL MEETING OF THE LIMITED PARTNERS. . . . . . . . . . . .  6
     Special Meeting; Record Date. . . . . . . . . . . . . . .  6
     Procedures for Completing Proxies . . . . . . . . . . . .  7
     Vote Required . . . . . . . . . . . . . . . . . . . . . .  8
     Solicitation Procedures . . . . . . . . . . . . . . . . .  8
     Revocation of Proxies . . . . . . . . . . . . . . . . . .  8

TERMS OF THE TRANSACTION . . . . . . . . . . . . . . . . . . .  9
     The Acquisition Agreement . . . . . . . . . . . . . . . .  9
     Representations and Warranties of the Parties . . . . . . 10
     Additional Agreements . . . . . . . . . . . . . . . . . . 11
     Conditions to Closing the Transaction . . . . . . . . . . 11
     Dissolution and Liquidation of the Partnership  . . . . . 14
     Determination of Cash Available for Distribution. . . . . 15
     Termination of the Acquisition Agreement. . . . . . . . . 15
     Amendment of the Acquisition Agreement. . . . . . . . . . 16
     Amendment of Partnership Agreement. . . . . . . . . . . . 17
     Related Transactions. . . . . . . . . . . . . . . . . . . 17

ACCOUNTING ISSUES AND INCOME TAX CONSEQUENCES OF THE
TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Accounting Issues . . . . . . . . . . . . . . . . . . . . 18
     Income Tax Consequences of the Transaction. . . . . . . . 18

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . 20
     Purpose of and Reasons for the Transaction. . . . . . . . 20
     Alternatives to the Transaction . . . . . . . . . . . . . 23
     Effects of the Transaction. . . . . . . . . . . . . . . . 25
     Valuation of the Assets; Fairness Opinion . . . . . . . . 26
     Recommendations of the General Partners . . . . . . . . . 30
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . 33
     Costs Associated with the Transaction . . . . . . . . . . 33

CONFLICTS OF INTEREST. . . . . . . . . . . . . . . . . . . . . 34
     Interests in the Purchaser. . . . . . . . . . . . . . . . 34
     Indemnification under the Partnership Agreement . . . . . 34
     Indemnification by the Purchaser. . . . . . . . . . . . . 35

CERTAIN INFORMATION ABOUT THE PARTNERSHIP, ITS GENERAL PARTNERS
AND THEIR AFFILIATES . . . . . . . . . . . . . . . . . . . . . 36
     The Partnership . . . . . . . . . . . . . . . . . . . . . 36
     The General Partners. . . . . . . . . . . . . . . . . . . 37
     Description of the Assets . . . . . . . . . . . . . . . . 38
     Distributions . . . . . . . . . . . . . . . . . . . . . . 40
     Ownership of Units. . . . . . . . . . . . . . . . . . . . 41
     Market for the Units. . . . . . . . . . . . . . . . . . . 41
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . 42
     Independent Certified Public Accountants. . . . . . . . . 43
     Available Information . . . . . . . . . . . . . . . . . . 43

CERTAIN INFORMATION CONCERNING THE PURCHASER . . . . . . . . . 43

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . 44

SCHEDULE I . . . . . . . . . . . . . . . . . . . . . . . . . . 46

SCHEDULE II. . . . . . . . . . . . . . . . . . . . . . . . . . 48

                         APPENDIX ______









            AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                              AMONG

                BRAUVIN REAL ESTATE FUNDS, L.L.C.,

                               AND

             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.

            AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                              AMONG

                BRAUVIN REAL ESTATE FUNDS, L.L.C.

                               AND

             BRAUVIN CORPORATE LEASE PROGRAM IV L.P.



                      Dated:  May ____, 1996

                        TABLE OF CONTENTS



     1.   Purchase and Sale of Assets. . . . . . . . . . . . .  1
     1.1  Agreement to Purchase and Sell . . . . . . . . . . .  1
     1.2  Enumeration of Purchased Assets. . . . . . . . . . .  1
     1.3  Dissolution Following Acquisition. . . . . . . . . .  3

2.   Assumption of Liabilities . . . . . . . . . . . . . . . .  3
     2.1  Agreement to Assume. . . . . . . . . . . . . . . . .  3

3.   Consideration, Manner of Payment and Closing. . . . . . .  3
     3.1  Consideration. . . . . . . . . . . . . . . . . . . .  3
     3.2  Manner of Payment of the Consideration . . . . . . .  3
     3.3  Closing Deliveries . . . . . . . . . . . . . . . . .  3
     3.4  Allocation of Purchase Price . . . . . . . . . . . .  7
     3.5  Best Efforts . . . . . . . . . . . . . . . . . . . .  8
     3.6  Disclosure Schedules . . . . . . . . . . . . . . . .  8

4.   Representations and Warranties of the Acquiring
     Company . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.1  Formation and Qualification. . . . . . . . . . . . .  8
     4.2  Authority Relative to this Agreement . . . . . . . .  9
     4.3  No Conflicts . . . . . . . . . . . . . . . . . . . .  9
     4.4  Governmental Approvals . . . . . . . . . . . . . . .  9
     4.5  No Prior Activities. . . . . . . . . . . . . . . . . 10
     4.6  Brokers. . . . . . . . . . . . . . . . . . . . . . . 10

5.   Representations and Warranties of the Brauvin
     Partnership . . . . . . . . . . . . . . . . . . . . . . . 10
     5.1  Formation and Qualification. . . . . . . . . . . . . 10
     5.2  No Subsidiaries. . . . . . . . . . . . . . . . . . . 10
     5.3  Capitalization . . . . . . . . . . . . . . . . . . . 11
     5.4  Authority Relative to this Agreement . . . . . . . . 11
     5.5  No Conflicts . . . . . . . . . . . . . . . . . . . . 11
     5.6  Governmental Approvals . . . . . . . . . . . . . . . 12
     5.7  Commission Filings; Financial Statements . . . . . . 12
     5.8  No Undisclosed Liabilities . . . . . . . . . . . . . 13
     5.9  Absence of Certain Changes or Events . . . . . . . . 13
     5.10 Litigation . . . . . . . . . . . . . . . . . . . . . 14
     5.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . 14
     5.12 Assets . . . . . . . . . . . . . . . . . . . . . . . 14
     5.13 Transactions with Affiliates . . . . . . . . . . . . 14
     5.14 Disclosure . . . . . . . . . . . . . . . . . . . . . 15
     5.15 Brokers. . . . . . . . . . . . . . . . . . . . . . . 15
     5.16 General Partners . . . . . . . . . . . . . . . . . . 15
     5.17 Compliance with Law. . . . . . . . . . . . . . . . . 15
     5.18 Properties . . . . . . . . . . . . . . . . . . . . . 15

6.   Conduct of Business Pending the Acquisition . . . . . . . 16
     6.1  Conduct of Business by the Brauvin Partnership
          Pending the Acquisition. . . . . . . . . . . . . . . 16

7.   Additional Agreements . . . . . . . . . . . . . . . . . . 18
     7.1  Proxy Statements; Other Filings. . . . . . . . . . . 18
     7.2  Meetings of the Limited Partners . . . . . . . . . . 19
     7.3  Fees and Expenses. . . . . . . . . . . . . . . . . . 19
     7.4  Further Agreements . . . . . . . . . . . . . . . . . 20
     7.5  No Shop Limitation . . . . . . . . . . . . . . . . . 20
     7.6  Additional Financial Statements. . . . . . . . . . . 21
     7.7  Access to Information; Confidentiality . . . . . . . 21
     7.8  Public Announcements . . . . . . . . . . . . . . . . 22
     7.9  Agreement to Defend and Indemnify. . . . . . . . . . 22
     7.10 Notification of Certain Matters. . . . . . . . . . . 22
     7.11 Cooperation. . . . . . . . . . . . . . . . . . . . . 22
     7.12 Tax Returns. . . . . . . . . . . . . . . . . . . . . 23
     7.13 Notice of Failure to Satisfy Closing Conditions. . . 23

8.   Conditions. . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1  Conditions to Obligation of Each Party to Effect
          the Transaction. . . . . . . . . . . . . . . . . . . 23
     8.2  Additional Conditions to the Obligation of the
          Brauvin Partnership. . . . . . . . . . . . . . . . . 24
     8.3  Additional Conditions to the Obligations of the
          Acquiring Company. . . . . . . . . . . . . . . . . . 25

9.   Termination, Amendment and Waiver . . . . . . . . . . . . 26
     9.1  Termination. . . . . . . . . . . . . . . . . . . . . 26
     9.2  Effect of Termination. . . . . . . . . . . . . . . . 28
     9.3  Amendment. . . . . . . . . . . . . . . . . . . . . . 28
     9.4  Waiver . . . . . . . . . . . . . . . . . . . . . . . 28

10.  General Provisions. . . . . . . . . . . . . . . . . . . . 29
     10.1 Notices. . . . . . . . . . . . . . . . . . . . . . . 29
     10.2 Certain Definitions. . . . . . . . . . . . . . . . . 29
     10.3 Representations and Warranties; Etc. . . . . . . . . 33
     10.4 Validity . . . . . . . . . . . . . . . . . . . . . . 33
     10.5 Descriptive Headings . . . . . . . . . . . . . . . . 34
     10.6 Parties in Interest. . . . . . . . . . . . . . . . . 34
     10.7 Incorporation of Recitals. . . . . . . . . . . . . . 34
     10.8 Miscellaneous. . . . . . . . . . . . . . . . . . . . 34

     Schedule 1     Permitted Liens
     Schedule 2     Allocation of Purchase Price
     Exhibit A      Form of Opinion of Brauvin Partnership's  Counsel
     Exhibit B      Projected Cash at Closing

        AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     AGREEMENT FOR PURCHASE AND SALE OF ASSETS, dated as of May ____, 1996, among BRAUVIN REAL ESTATE FUNDS, L.L.C., a Delaware limited liability company (the "Acquiring Company"), and BRAUVIN CORPORATE LEASE PROGRAM IV L.P., a Delaware limited partnership (the "Brauvin Partnership").

                             RECITALS

     The Acquiring Company was recently formed for, among other things, the purpose of acquiring substantially all of the Brauvin Partnership's assets in accordance with the Limited Liability Company Act of the State of Delaware (the "LLC Act"), The Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") and the terms hereof in the acquisition (the "Acquisition") contemplated hereby. The manager of the Acquiring Company is Brauvin Real Estate Funds, Inc. (the "Manager"), an Illinois corporation, formed solely to act as manager.

      The Brauvin Partnership and the managers of the Acquiring
Company have approved the Acquisition and the other transactions contemplated hereby in accordance with the LLC Act and the Partnership Act.

     Accordingly, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

     Certain capitalized terms used herein are defined in Section
10.2 hereof.
     1.   Purchase and Sale of Assets

          1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Acquiring Company agrees to purchase from the Brauvin Partnership, and the Brauvin Partnership agrees to sell to Acquiring Company, all of the Brauvin Partnership's assets, real and personal properties, rights and businesses as a going concern of whatever kind and wherever located (collectively, the "Purchased Assets") . The Purchased Assets shall be sold to Acquiring Company free and clear of any liens, title claims, encumbrances or security interests, except for permitted liens as set forth on Schedule 1 (the "Permitted Liens").

          1.2  Enumeration of Purchased Assets.  The Purchased
Assets include, without limitation, the following items:

          (a) all inventory, including, without limitation, raw materials, fresh vegetables, work in process, finished goods, packaging materials, parts and supplies (collectively, the "Inventory");

          (b) all furniture, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, automobiles and all other tangible personal property (other than the Inventory) (collectively, the "Equipment");

          (c) all real property (collectively, the "Property") directly or indirectly owned by the Brauvin Partnership and all appurtenances thereto and improvements thereon;

          (d) all leasehold interests in personal property leased to the Brauvin Partnership (the "Leased Personalty");

          (e) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable");

          (f) all claims and rights (and benefits arising therefrom) with or against all persons whomsoever;

          (g) all (i) trademarks, service marks, slogans, trade names and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) common law Trademarks; (iii) registrations of and applications to register copyrights; and (iv) licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Brauvin Partnership (collectively, the "Intellectual Property";

          (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

          (i) all insurance policies, to the extent assignable by the Brauvin Partnership;

          (j) all contracts, license agreements, distribution agreements, computer software agreements and technical service agreements;

          (k) all customer lists, customer records and information, and all books and records;

          (l) all rights in connection with deposits and prepaid expenses;

          (m)  all letters of credit issued to the Brauvin
Partnership;

          (n) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software;

          (o) all sales and promotional materials, catalogues and advertising literature;

          (p) all telephone numbers of the Brauvin Partnership and all lock boxes to which the Brauvin Partnership's account debtors remit payments; and

          (q) all cash on hand, in banks, cash equivalents and investments.

          1.3 Dissolution Following Acquisition. Promptly following the Acquisition, the Brauvin Partnership shall be terminated and dissolved and the limited partners of the Brauvin Partnership shall thereupon receive an amount per Brauvin Unit in cash equal to the Brauvin Unit Valve.

     2.   Assumption of Liabilities

          2.1 Agreement to Assume. At the Closing (as herein defined), Acquiring Company shall assume and agree to discharge and perform the following liabilities of the Brauvin Partnership
(collectively, the "Assumed Liabilities"):
          (a) those liabilities of the Brauvin Partnership existing as of the Closing Date; and

          (b) liabilities of the Brauvin Partnership under any written purchase order, sales order, lease, insurance policy, agreement or commitment of any kind by which the Brauvin Partnership is bound on the Closing Date, which was made in the ordinary course of business, and which is assigned to Acquiring Company pursuant to this Agreement, to the extent such liabilities relate to performance on or after the Closing Date.

     3.   Consideration, Manner of Payment and Closing

          3.1  Consideration.  In consideration for the Purchased
Assets, acquisition company shall assume the Assumed Liabilities and pay an amount equal to the Brauvin Value.

          3.2  Manner of Payment of the Consideration.  At the
Closing, Acquiring Company shall assume the Assumed Liabilities and shall pay the Brauvin Value in immediately available funds.

          3.3 Closing Deliveries. The transactions contemplated hereby shall be consummated (the "Closing") on _______, 1996 or such other date as the parties shall mutually agree (the "Closing Date") and shall be deemed effective as of 12:01 a.m. (Delaware time) on such date (the "Effective Time"). At the Closing, the parties shall execute and deliver the documents as set forth below, which shall be in form and substance reasonably satisfactory to the other party:

          (a) Acquiring Company's Deliveries. Acquiring Company shall execute and/or deliver to the Brauvin Partnership the following:

               (i)  the cash consideration for the Purchased
          Assets;

               (ii) a certified copy of Acquiring Company's
          Articles of Incorporation and By-laws;

               (iii)     a certificate of good standing of
          Acquiring Company, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

               (iv) an incumbency and specimen signature certificate with respect to the officers of Acquiring
          Company executing this Agreement and on behalf of Acquiring Company;

               (v) a closing certificate executed by the manager of Acquiring Company (or any other officer of Acquiring Company specifically authorized to do so), on behalf of Acquiring Company, pursuant to which Acquiring Company represents and warrants to the Brauvin Partnership that Acquiring Company's representations and warranties to the Brauvin Partnership are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Acquiring Company on or before the Closing Date, to the extent not waived by the Brauvin Partnership in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Acquiring Company at the Closing have been executed by duly authorized officers of Acquiring Company;

               (vi) an assumption agreement, duly executed by Acquiring Company, under which Acquiring Company assumes the Assumed Liabilities; and

               (vii)     without limitation by the specific
          enumeration of the foregoing, all other documents required from Acquiring Company to consummate the transactions contemplated hereby.

          (b) The Brauvin Partnership's Deliveries. The Brauvin Partnership shall deliver to Acquiring Company physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Acquiring Company all of the following:

               (i)  certified copies of the Brauvin Partnership's
          Partnership Agreement;

               (ii) certificates of good standing of the Brauvin
          Partnership, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware, and each other jurisdiction where the Brauvin
          Partnership is qualified to do business;

               (iii)     an incumbency and specimen signature
          certificate with respect to the officers of the Brauvin
          Partnership executing this Agreement on behalf of the Brauvin Partnership;

               (iv) a bill of sale, executed by the Brauvin
          Partnership, conveying all of the Inventory, Equipment and other tangible personal property included in the Purchased Assets to Acquiring Company, free and clear of all liens, claims, encumbrances and security interests other than Permitted Liens and containing the warranties of title set forth in this Agreement;

               (v) an assignment to Acquiring Company, executed by the Brauvin Partnership, of all of the Purchased Assets (other than the Inventory, Equipment, and the Real Estate), along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets, free and clear of all liens, claims, encumbrances and security interests other than Permitted Liens and containing the warranties of title set forth in this Agreement. If necessary, in the opinion of Acquiring Company's counsel, the Brauvin Partnership shall also execute and deliver (in recordable form where required) separate assignments of any of the Purchased Assets, and where applicable, in the form required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

               (vi) a closing certificate duly executed by an officer of the Brauvin Partnership (or any other officer of the Brauvin Partnership specifically authorized to do
          so), on behalf of the Brauvin Partnership, pursuant to which the Brauvin Partnership represents and warrants to Acquiring Company that the Brauvin Partnership's representations and warranties to Acquiring Company are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by the Brauvin Partnership and on or before the Closing Date, to the extent not waived by Acquiring Company in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by the Brauvin Partnership at the Closing have been executed by duly authorized officers of the Brauvin Partnership;

               (vii) UCC-1, UCC-2, Federal and State tax lien, bankruptcy and seven (7) year judgment searches with respect to the Brauvin Partnership, for the State of Illinois, Delaware and in each state where the Brauvin Partnership is qualified to conduct business and the counties thereof in which a portion of the business is conducted, all prepared by search companies reasonably satisfactory to Acquiring Company, and dated not earlier than fifteen (15) days prior to the Closing Date;

               (viii)a general warranty deed (subject only to Permitted Liens), an affidavit of title, a certificate in compliance with the Foreign Investment in Real Property Tax Act ("FIRPTA") certifying that the Brauvin Partnership is not a person or entity subject to withholding under FIRPTA, an ALTA statement and all other documents required by the title insurance company issuing the policies referred to in paragraph (ix) with respect to each parcel of Property for which title insurance policies are being obtained, executed by the Brauvin Partnership, together with any necessary transfer declarations;

               (ix) The Brauvin Partnership, at its own expense, shall have ordered and delivered to the Acquiring Company an owner's title insurance policy (ALTA Owner's Policy Form B-1970 (rev. 10/17/70 and 10/17/84)) with respect to each parcel of the Property (or an endorsement of existing policies in favor of the Acquiring Company), insuring the Acquiring Company and its lenders and issued as of the Closing Date by a title insurance company reasonably satisfactory to the Acquiring Company, in such amount(s) as may be reasonably satisfactory to Acquiring Company, showing fee simple title thereto to be vested in the Acquiring Company, subject in each case only to permitted liens acceptable to the Acquiring Company, with extended coverage over all general exceptions, a zoning endorsement in the form of ALTA endorsement Form 3.1 and such other endorsements as the Acquiring Company shall reasonably request.

               (x) The Brauvin Partnership, at its own expense, shall have ordered and delivered to the Acquiring Company surveys of each Property for which title insurance is being obtained, dated not earlier than March 31, 1996, prepared by a licensed surveyor, and certified to the Acquiring Company, and the title insurance company as having been prepared in accordance with American Land Title Association land survey standards, and showing all material improvements to be within lot, side lot, rear lot and setback lines, and showing no encroachments onto each Property. Such surveys shall reveal no material encroachments on each Property and be sufficient to enable to title company issuing the title policies described in Section 3.3(b)(ix) to issue same with full extended coverage.

               (xi) to the extent obtained, all necessary consents for the assignment of contracts, leases, purchase orders, sales orders, permits which are to be assigned to Acquiring Company or alternate arrangements with respect thereto, all as reasonably acceptable to Acquiring
          Company;

               (xii)     the written opinion of the Brauvin
          Partnership's counsel, substantially in the form attached hereto as Exhibit A; and

               (xiii)    without limitation by the specific
          enumeration of the foregoing, all other documents reasonably required from the Brauvin Partnership to consummate the transaction contemplated hereby.

          (c) Joint Deliveries. At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, all of the following:

               (i) an assignment and assumption of any leases in a form reasonably acceptable to the Brauvin Partnership and Acquiring Company;

               (ii) an assignment and amendment with respect to any welfare plans and employee benefit plans, in a form satisfactory to the Brauvin Partnership and Acquiring
          Company; and

               (iii)     all legally required transfer tax
          declarations concerning the Purchased Assets.

          3.4 Allocation of Purchase Price. The purchase price for the Purchased Assets shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with Schedule 2 hereto.

          3.5 Best Efforts. The Acquiring Company and the Brauvin Partnership shall each use its best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Acquisition under the Partnership Act and LLC Act as promptly as possible. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquiring Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Brauvin Partnership, the Brauvin GP and the Manager are fully authorized in their names or otherwise to take, and shall take, all such lawful and necessary action.

          3.6 Disclosure Schedules. The parties acknowledge that this Agreement has been executed prior to delivery of the Disclosure Schedules by the Brauvin Partnership. The Brauvin Partnership agree that it will (a) deliver a preliminary draft of its Disclosure Schedule to the Acquiring Company no later than thirty (30) days from the date hereof and (b) deliver its final Disclosure Schedule no later than sixty (60) days from the date hereof; and that failure to do so shall constitute a material breach hereof. Subject to the right of the Acquiring Company to invoke the conditions to Closing set forth in Section 8.3 below with respect to any information obtained from the Disclosure Schedule, any information set forth in the Disclosure Schedule shall be deemed incorporated into the relevant representations and warranties set forth in Sections 4 and 5 below, and there shall be no independent liability therefor pursuant to this Section 3.6.

     4. Representations and Warranties of the Acquiring Company. Subject to Section 10.3 below, the Acquiring Company represents and warrants to the Brauvin Partnership as follows:

          4.1 Formation and Qualification. The Acquiring Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power to carry on the business it will conduct following the Acquisition. The Acquiring Company is or, prior to the Closing Date, will be duly qualified, licensed and authorized as a foreign limited liability company to do business, and is or, prior to the Effective Time, will be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified which would not, in the aggregate, have a material adverse effect on the Condition of the Acquiring Company. Copies of the Articles of Organization of the Acquiring Company (the "MC Articles") and the Operating Agreement of the Acquiring Company (the "MC Agreement") heretofore delivered or to be delivered to the Brauvin Partnership are accurate and complete as of the date hereof. The Acquiring Company is not in default under or in violation of any provision of the MC Agreement.

          4.2 Authority Relative to this Agreement. The Acquiring Company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiring Company and the consummation by the Acquiring Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Acquiring Company and the Manager, and no other action on the part of the Acquiring Company or the Manager is necessary to authorize this Agreement, the Acquisition and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiring Company and constitutes a valid and binding obligation of the Acquiring Company, enforceable against the Acquiring Company in accordance with its terms.

          4.3 No Conflicts. Neither the execution and delivery of this Agreement by the Acquiring Company nor the consummation of the transactions contemplated hereby nor compliance by the Acquiring Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Acquiring Company under, any of the terms, conditions or provisions of (x) the MC Articles or the MC Agreement or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiring Company is a party, or to which it, or any of its properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4, violate any Order, statute, rule or regulation applicable to the Acquiring Company or any of its properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, in the aggregate, would not have any material adverse effect on the Condition of the Acquiring Company.

          4.4 Governmental Approvals. Other than in connection with or in compliance with the provisions of the Partnership Act, LLC Act, the Exchange Act, the Securities Act, the "takeover" laws of various states, the Hart-Scott-Rodino Act, and except for any notices, filings, authorizations, consents or approvals which are required because of the regulatory status, if any, of the Acquiring Company or facts specifically pertaining to it, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Acquiring Company of the transactions contemplated by this Agreement, except where the failure to give such notice, make such filing or obtain such authorization, consent or approval would not have any material adverse effect on the Condition of the Acquiring Company.

          4.5 No Prior Activities. The Acquiring Company has not incurred, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement, the performance thereof and the consummation of the transactions contemplated hereby, including the Acquisition and the financing described in Section 8.2.4 hereof. Except as contemplated by the foregoing sentence, the Acquiring Company has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or is subject to or bound by any obligation or undertaking.

          4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Acquiring Company or the Manager.

     5.   Representations and Warranties of the Brauvin
Partnership.  All information within the Acquiring Company's
Knowledge shall be deemed to have been disclosed by the Brauvin
Partnership in connection with the representations and warranties set forth below. Subject to Section 10.3 below or as otherwise set forth in the Disclosure Schedule, the Brauvin Partnership represents and warrants to the Acquiring Company as follows:

          5.1 Formation and Qualification. The Brauvin Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as now conducted. The Brauvin Partnership is duly qualified, licensed and authorized as a foreign limited partnership to do business, and is in good standing, in each jurisdiction where the character of the Brauvin Partnership's properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified which would not, in the aggregate, have a material adverse effect on the Condition of the Brauvin Partnership. Copies of the Partnership Certificate and the Partnership Agreement, heretofore delivered or made available to the Acquiring Company, are accurate and complete as of the date hereof. The Brauvin Partnership is not in default under or in violation of any provision of its Partnership Agreement, except, in each case, for such defaults or violations which would not have any material adverse effect on the Condition of Brauvin Partnership.

          5.2 No Subsidiaries. Other than Brauvin Gwinnett County Venture, the Brauvin Partnership does not have any Subsidiaries and no equity or similar interest, whether voting or non-voting, in any Person.

          5.3 Capitalization. As of the date hereof, the outstanding partnership interests of the Brauvin Partnership is as follows: (a) general partners' interest and (b) ___________________ issued and outstanding Units. There are no outstanding options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating the Brauvin Partnership or its Affiliates to issue, transfer or sell (a) any additional partnership interests of the Brauvin Partnership or (b) any Units, except as contemplated herein. All issued and outstanding Units are validly issued, and the purchase price therefor has been paid in full.

          5.4 Authority Relative to this Agreement. Subject to the receipt of the approval of this Agreement and the transactions contemplated hereby by the limited partners of the Brauvin Partnership as provided in each Brauvin Partnership, Partnership Agreement, Partnership Certificate and the Partnership Act, the Brauvin Partnership have the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Brauvin Partnership and the consummation by the Brauvin Partnership of the transactions contemplated hereby have been, or prior to the Effective Time will be, duly authorized by all necessary action on the part of the Brauvin Partnership and, except for the approval of holders of the Units ("Unitholders") as set forth in Section 7.2 hereof, no other proceedings on the part of the Brauvin Partnership or the Brauvin GP are necessary to authorize this Agreement, the Acquisition and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Brauvin Partnership and constitutes a valid and binding obligation of the Brauvin Partnership enforceable against the Brauvin Partnership in accordance with its terms.

          5.5 No Conflicts. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by the Brauvin Partnership nor the consummation of the transactions contemplated hereby nor compliance by the Brauvin Partnership and the Brauvin GP with the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Brauvin Partnership or the Brauvin GP under, any of the terms, conditions or provisions of (x) the Partnership Certificate or the Partnership Agreement, as the case may be, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Brauvin Partnership or the Brauvin GP are a party or to which either of them or either of their properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 5.6, to the Brauvin Partnership's Knowledge, violate any Order, statute, rule or regulation applicable to the Brauvin Partnership or the Brauvin GP or any of their properties or assets, except, in the case of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not, in the aggregate, have any material adverse effect on the Condition of the Brauvin Partnership or the Brauvin GP.

          5.6 Governmental Approvals. Except as set forth in the Disclosure Schedule, other than in connection with or in compliance with the provisions of the Partnership Act, the LLC Act, the Exchange Act, the Securities Act, the "takeover" laws of various states, and the Hart-Scott-Rodino Act, and except for any notices, filings, authorizations, consents or approvals which are required because of the regulatory status, if any, of the Acquiring Company or facts specifically pertaining to it, to the Brauvin Partnership's Knowledge, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Brauvin Partnership and the Brauvin GP of the transactions contemplated by this Agreement (excluding the financing) except where the failure to give such notice, make such filing or obtain such authorization, consent or approval would not have any material adverse effect on the Condition of the Brauvin Partnership or Brauvin GP.

          5.7 Commission Filings; Financial Statements. The Brauvin Partnership has heretofore delivered or made available (or will make available when available) to the Acquiring Company its
(i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1994, 1993, 1992, and 1991, as filed with the Commission,
(ii) Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996, (iii) investor letters or similar documents mailed to the holders of Units (whether annual or special) since January 1, 1991,
(iv) all other reports (including any Form 8-K's) or registration statements filed by the Brauvin Partnership with the Commission since January 1, 1991 (the documents described in clauses (i) through (iv) above, including any exhibits and schedules thereto and documents incorporated by reference therein, being the "SEC Filings"), and (v) the unaudited consolidated interim financial statements of the Brauvin Partnership for the three months ended June 30, 1996 (the "Interim Financial Statements"). As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Brauvin Partnership included or incorporated by reference in such reports and the Interim Financial Statements (collectively, the "Brauvin Partnership's Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Brauvin Partnership as of the dates thereof and the results of its operations and changes in its financial position for the periods then ended. The consolidated balance sheets of the Brauvin Partnership at _____________, including the notes thereto, is referred to as the "Balance Sheet," and ___________, is referred to as the "Balance Sheet Date."

          5.8 No Undisclosed Liabilities. At the Balance Sheet Date, the Brauvin Partnership does not have any direct or indirect liabilities, obligations, indebtedness, claims, losses, damages, deficiencies or responsibilities, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent, including, without limitation, by way of setoffs or counterclaims ("Liabilities"), not reflected or disclosed in the Balance Sheet which were required to be reflected or disclosed therein in accordance with generally accepted accounting principles. Since the Balance Sheet Date, except as disclosed in the Disclosure Schedule, the Brauvin Partnership has not incurred any such Liabilities.

          5.9 Absence of Certain Changes or Events. Except as and to the extent set forth on the Balance Sheet, or as set forth on the Disclosure Schedule, since the Balance Sheet Date, there has not been (a) any material adverse change in the Condition of the Brauvin Partnership; (b) any entry by the Brauvin Partnership into any commitment or transaction material to the Brauvin Partnership, which is not in the ordinary course of business and consistent with past practices; (c) any material change by the Brauvin Partnership in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles;
(d) any declaration, payment or setting aside for payment of any distributions (whether in cash or property) in respect to the partnership interests of the Brauvin Partnership, or direct or indirect redemption, purchase or other acquisition of any Units or other securities of the Brauvin Partnership; (e) any revaluation by the Brauvin Partnership of any of its assets, including without limitation, writing off of notes or accounts receivable, except any revaluation required by generally accepted accounting principles based on the value of the Purchased Assets; (f) any action taken by the Brauvin Partnership of the type referred to in Sections 6.1.2 or 6.1.3 hereof; (g) any agreement by the Brauvin Partnership to take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Section 5 untrue or incorrect;
(h) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the Condition of the Brauvin Partnership; (i) any issuance, grant, sale or pledge or agreement to issue, grant, sell or pledge by the Brauvin Partnership, with any Person other than an Affiliate of the Acquiring Company, any Units or other partnership interests or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Units or other partnership interests; (j) any acquisition of assets by the Brauvin Partnership, other than personal property not material to the Brauvin Partnership acquired in the ordinary course of business and consistent with past practices, or (k) any disposition, encumbrance or mortgage of any assets or properties of the Brauvin Partnership, other than personal property not material to such Brauvin Partnership disposed of in the ordinary course of business and consistent with past practices.

          5.10 Litigation. There is no action or proceeding or investigation pending or, to the Brauvin Partnership's Knowledge, threatened against or involving the Brauvin Partnership, any properties or rights of the Brauvin Partnership or, to the Brauvin Partnership's Knowledge, any liabilities which if adversely determined would, individually or in the aggregate, have a material adverse effect on the Condition of the Brauvin Partnership nor is the Brauvin Partnership, its assets or, to the Brauvin Partnership's Knowledge, any Property subject to any Order which would have such an effect.

          5.11 Taxes. To the Brauvin Partnership's Knowledge, except as set forth on the Disclosure Schedule, the Brauvin Partnership has duly filed all tax returns that they were required to file, all such tax returns were correct and complete in all material respects and all taxes shown on such returns as due, if any, have been paid. The Brauvin Partnership constitutes a partnership for all income tax purposes rather than a corporation or association taxable as a corporation. The Brauvin Partnership does not have in effect an election pursuant to Section 754 of the Code.

          5.12 Assets. The Brauvin Partnership has no assets other than those listed on its Balance Sheet. The Brauvin Partnership has good and marketable title to the Purchased Assets, free and clear of any lien, claims, encumbrances, and security interests except for the Permitted Liens.

          5.13 Transactions with Affiliates. Except as described in the Disclosure Schedule or the SEC Filings, the Brauvin Partnership has not entered into any of the following transactions with any Affiliate or Individual Affiliate in connection with which the Brauvin Partnership has continuing obligations in effect as of the date of this Agreement: the direct or indirect purchase, acquisition or lease of any property from, or the sale, transfer or lease of any property to, or the borrowing of any money from, or the guarantee of any obligation of, or the acquisition of any stock, obligations or securities of, or the entering into of any merger or consolidation agreement, or any management, consulting, employment or similar fee arrangement or the entering into of any other transaction or arrangement with, or the making of any payment to, an Individual Affiliate, in the ordinary course of business or otherwise, which is not on terms at least as favorable to the Brauvin Partnership as would have been applicable if such transaction had been entered into on an arm's-length basis with an unaffiliated third party.

          5.14 Disclosure. To the Brauvin Partnership's Knowledge, no written statement, certificate, schedule, list or other written information furnished by or on behalf of the Brauvin Partnership to the Acquiring Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          5.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Brauvin Partnership or the Brauvin GP.

          5.16 General Partners. The Brauvin Partnership does not have any general partners or holders of general partnership interests other than the Brauvin GP.

          5.17 Compliance with Law. The Brauvin Partnership has conducted its business so as to comply with all applicable Requirements of Law relating to or affecting the operations, conduct or ownership of the property or business of the Brauvin Partnership, the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the Condition of the Brauvin Partnership, provided, for purposes of this Section 5.17, the existence of any statute, law, treaty, rule, regulation or ordinance referred to in clause (ii) of the definition of Requirements of Law shall be subject to the Brauvin Partnership's Knowledge.

          5.18 Properties.

               5.18.1 The Brauvin Partnership has herewith or heretofore delivered or made available to the Acquiring Company a true, correct and complete set of all of the files, documents and other written materials relating to each parcel of real property directly or indirectly owned by such Brauvin Partnership and all buildings and improvements thereon, that are in the possession or control of the Brauvin Partnership and all documents related thereto that were executed by or on behalf of the Brauvin Partnership, including, without limitation, copies of the Environmental Reports, any letters of credit or other credit enhancement instruments currently in effect, title insurance policies, hazard insurance policies, flood insurance policies and other insurance policies, all balance sheets, operating statements and other financial statements, all existing engineering reports, soil studies and reports, plans, specifications, architectural and engineering drawings, completion bonds, arrangements, warranties, commitments and other similar reports, studies and items, leases and contracts, property management and leasing brokerage agreements and other writings whatsoever.

               5.18.2 The Brauvin Partnership directly is, or indirectly as a general or limited partner of a partnership which is, the sole legal and beneficial owners and holders of the Properties, and, at the Effective Time, the Acquiring Company will be the sole legal and beneficial owner and holder of the Properties, free and clear of any Lien (without taking into account the financing or any act of the Acquiring Company). The Brauvin Partnership has not endorsed, granted, assigned, transferred or otherwise pledged, encumbered or set over the Properties to any Person other than as disclosed.

     6.   Conduct of Business Pending the Acquisition.

          6.1 Conduct of Business by the Brauvin Partnership Pending the Acquisition. The Brauvin Partnership covenants and agrees that, from the date of this Agreement until the Effective Time, unless the Acquiring Company shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

               6.1.1 The business of the Brauvin Partnership shall be conducted only in, and the Brauvin Partnership shall not take any action except in, the ordinary course of business and consistent with past practices, and the Brauvin Partnership shall use all commercially reasonable efforts to maintain and preserve its business organizations, assets, prospects and advantageous business relationships.

               6.1.2 Except as contemplated hereby and subject to the Brauvin GP's fiduciary duty to the holders of Units, none of the Brauvin Partnership shall not directly or indirectly do any of the following: (i) sell, transfer, pledge, dispose of or encumber, except in the ordinary course of business and consistent with past practices, any properties or assets of the Brauvin Partnership;
(ii) whether or not in the ordinary course of business, sell, finance or dispose of any property or asset which is material to the Brauvin Partnership; (iii) whether or not in the ordinary course of business, permit any property or assets to become subject to any material Lien, other than Permitted Liens; (iv) declare, set aside or pay any distribution, payable in cash, securities, property or otherwise, with respect to its partnership interests or Units; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any partnership interests or Units; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

               6.1.3 Except as contemplated hereby and subject to the Brauvin GP's fiduciary duty to the holders of Units, the Brauvin Partnership shall not, directly or indirectly, (i) issue, sell, pledge or dispose of, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any Units or partnership interests, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any Units or partnership interests, or any other securities in respect of, in lieu of, or in substitution for, Units or partnership interests outstanding on the date hereof; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any other Person, or make any investment either by purchase of stock or securities, contributions to capital, property transfer, or, except in the ordinary course of business and consistent with past practices, purchase of any property or assets of any other Person; (iii) incur any indebtedness for money borrowed or issue any debt securities or assume or guarantee any of the foregoing, except short-term indebtedness incurred in the ordinary course of business and consistent with past practices;
(iv) endorse, or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances other than in the ordinary course of business and consistent with past practices; (v) voluntarily incur any other liability or obligation (absolute, accrued, contingent or otherwise), except in the ordinary course of business and consistent with past practices; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any agreement with or arrangement relating to any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practices; (vii) authorize or effect any material change in its capitalization; or (viii) authorize or commit to any of the actions prohibited in this Section 6.1.3, or enter into or modify any contract, agreement, commitment or arrangement to do any of the actions prohibited in this Section 6.1.3.

               6.1.4 The Brauvin Partnership shall not make any tax election which may have a material adverse effect on the Condition of the Brauvin Partnership or the Acquiring Company, change any material tax accounting method or settle or compromise any material federal, state, local or foreign income tax liability. The Brauvin GP shall halt, suspend or limit trading of Units to the extent necessary to prevent a termination of the Brauvin Partnership for income tax purposes as a result of such trading or such trading in combination with the consummation of the Transaction.

               6.1.5 The Brauvin Partnership shall not take any action or agree, in writing or otherwise, to take any of the actions prohibited by this Section 6.1 or any action which would make any representation or warranty in Section 5 hereof untrue or incorrect in any material respect.

     7.   Additional Agreements.

          7.1 Proxy Statements; Other Filings. As promptly as practicable after the date hereof, the Brauvin Partnership shall prepare and file with the Commission under the Exchange Act, and shall use all commercially reasonable efforts to have cleared by the Commission, and promptly thereafter the Brauvin Partnership shall mail to its respective limited partners and holders of Units, a proxy statement and form of proxy with respect to the meeting of the partners of the Brauvin Partnership referred to in Section 7.2 hereof. The term "Proxy Statement" shall mean such proxy statement at the time it is initially mailed to the limited partners of the Brauvin Partnership and the holders of Units and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date of this Agreement, the Brauvin Partnership and the Acquiring Company shall promptly prepare and file any other filings required under the Exchange Act, or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("Other Filings"). The Brauvin Partnership shall notify the Acquiring Company promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by any other governmental official with respect to any Other Filing or for additional information and will supply the Acquiring Company with copies of all correspondence between the Brauvin Partnership and its representatives, on the one hand, and the Commission or the members of its staff or any other appropriate government official, on the other hand, with respect to the Proxy Statement and any Other Filings. The Brauvin Partnership and the Acquiring Company each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filings; and the Brauvin Partnership, after consultation with the Acquiring Company, shall use all commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any Other Filings and any preliminary version thereof and cause the Proxy Statement and related form of proxy to be mailed to the limited partners of the Brauvin Partnership and holders of Units at the earliest practicable time. The Brauvin Partnership shall notify the Acquiring Company of its intention to mail the Proxy Statement to the limited partners of the Brauvin Partnership and the holders of Units, both orally and in writing, at least 48 hours prior to the intended time of such mailing. The information provided and to be provided by the Acquiring Company and the Brauvin Partnership, respectively, for use in the Proxy Statement and any Other Filings shall, on the date the Proxy Statement are first mailed to the limited partners of the Brauvin Partnership and the holders of Units or any Other Filing are filed with the appropriate governmental official and in each case on the date of the meeting of the limited partners of the Brauvin Partnership and the holders of Units referred to in Section 7.2 hereof, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Brauvin Partnership agrees to correct any such information provided by it for use in the Proxy Statement or any Other Filings which shall have become false or misleading. The Proxy Statement and any Other Filings, when filed with the Commission or other governmental agency, shall comply as to form in all material respects with all applicable requirements of law.

          7.2 Meetings of the Limited Partners and Unitholders. The Brauvin Partnership shall take all action necessary, in accordance with the Partnership Act, the Partnership Certificate and the Partnership Agreement to duly call, give notice of, convene and hold meetings of each of the limited partners and Unitholders of the Brauvin Partnership as promptly as practicable to consider and vote upon and obtain Unitholder Approval of the Transaction, including, without limitation, the Acquisition and this Agreement (the "Meetings"). The Proxy Statement shall contain the determinations and recommendations, if any, of the Brauvin GP as to the Transaction. The Brauvin Partnership shall use all commercially reasonable efforts to solicit from holders of Units proxies in favor of adoption and approval of the Transaction and to take all other action necessary or, in the reasonable judgment of the Acquiring Company, helpful to secure the Unitholder Approval of the Transaction.

          7.3 Fees and Expenses. (a) The Brauvin Partnership shall be liable for, and shall pay, the fees and expenses associated with preparing, filing, printing and distributing the Proxy Statement, legal fees and expenses of counsel, fees and expenses of outside accountants, fees and expenses associated with appraisals of the Properties and the issuance of the Fairness Opinion and all expenses associated with the transfer of title of the Properties to the Acquiring Company, including, but not limited to, title insurance policies, Environmental Reports, engineering reports, surveys and all other items customarily involved in the transfer of real property.

               (b) The Acquiring Company shall be liable for, and shall pay, the fees and expenses associated with due diligence performed by or on its behalf, fees and expenses of its counsel and accountants' fees to lenders or brokers in connection with obtaining any financing in connection with the Transaction.

          7.4  Further Agreements.

               7.4.1 Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including (i) using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts and instruments; (ii) using all commercially reasonable efforts (a) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations,
(b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby (collectively, "Designated Actions"), (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Act, if any, and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligations of the Brauvin Partnership and the Acquiring Company to use "all commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to pay or incur additional obligations to such other parties.

               7.4.2 In connection with any Designated Action, the Brauvin Partnership hereby agrees to: (i) promptly deliver to the Acquiring Company copies of all complaints, pleadings and other filings relating to any Designated Action; (ii) provide drafts of its reply, motions and other pleadings to the Acquiring Company for review and comment prior to filing or serving any such reply, motion or pleading and not to file any such reply, motion or pleading until the earlier of (x) receipt of consent from the Acquiring Company or (y) the day of the deadline for such motion, reply or pleading; and (iii) consult with the Acquiring Company in a timely manner prior to taking any other action.

          7.5 No Shop Limitation. If the Brauvin GP is required because of its fiduciary obligations to the holders of Units, or otherwise believe it is in the best interests of the holders of Units, to respond to an unsolicited inquiry, contact or proposal related to a Business Combination made by a third party to the Brauvin Partnership (an "Alternative Proposal"), nothing in this Agreement shall prohibit the Brauvin GP or the Brauvin Partnership from responding to such Alternative Proposal, making any required disclosures under federal securities laws, providing information regarding the Brauvin Partnership to the party making such Alternative Proposal, negotiating with such party in good faith, terminating this Agreement or taking any other action; provided, however, that (a) the Brauvin Partnership agrees to give the Acquiring Company reasonable notice of any such response, negotiations or other matters, as well as a reasonable opportunity to respond, taking into account in good faith the facts and circumstances prevailing at the time of such response, negotiation or other matters and (b) if the Brauvin Partnership terminates this Agreement as a result of its acceptance of an Alternative Proposal, the Brauvin Partnership shall pay Acquiring Company a termination fee equal to one percent (1%) of the consideration otherwise payable for the Purchased Assets as provided in Section 3.1 hereof, payable only upon the actual consummation of such Alternative Proposal.

          7.6 Additional Financial Statements. As soon as reasonably practicable after they become publicly available, the Brauvin Partnership shall furnish the Acquiring Company with (i) a consolidated balance sheet of such Brauvin Partnership and related consolidated statements of operations and cash flows for all quarterly periods subsequent to the Balance Sheet Date and prior to the Effective Time, accompanied by statements by the Brauvin GP that, in the opinion of such Brauvin GP, such financial statements of such Brauvin Partnership has been prepared pursuant to the rules and regulations of the Commission and fairly present (subject, in the case of unaudited financial statements, to changes resulting from year-end audit adjustments and other adjustments of a normal and recurring nature) the consolidated financial condition and results of operations of the Brauvin Partnership, as of the dates and for the periods covered by such statements and (ii) any other financial statements that the Brauvin Partnership shall prepare for any interim period subsequent to the Balance Sheet Date and prior to the Effective Time.

          7.7  Access to Information; Confidentiality.

               7.7.1 The Brauvin Partnership shall, and shall cause its employees, consultants, accountants, counsel and agents to, afford to the Acquiring Company and its representatives and to the banks, lenders, financial institutions and others providing financing for the Transaction and others, complete access at all reasonable times to, from the date of this Agreement until the Effective Time, their offices, facilities, personnel, properties, books, records and contracts, and shall furnish the Acquiring Company and its representatives and such banks, lenders, financial institutions and others all financial, operating and other data and information as the Acquiring Company and its representatives and such banks, lenders, financial institutions and others, through their respective officers, employees or agents, may reasonably request.

               7.7.2 No investigation pursuant to this Section 7.7 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          7.8 Public Announcements. No press release or announcement concerning this Agreement or the Transaction shall be issued without advance approval of the form and substance thereof by the Brauvin Partnership and the Acquiring Company. Notwithstanding the foregoing, the Brauvin Partnership and the Acquiring Company will use all commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect hereto, provided, such obligation to use all commercially reasonable efforts shall be deemed satisfied if a draft of a press release or announcement is delivered for comment at least 24 hours prior to public release.

          7.9 Agreement to Defend and Indemnify. From and after the Effective Time, the Acquiring Company will indemnify the Brauvin GP and the officers, agents and employees of the Brauvin Partnership to the fullest extent provided in the Partnership Agreement as currently in effect as if such indemnified Persons continued to serve the Brauvin Partnership after the Effective Time and shall assume the Brauvin Partnership's obligations to provide such indemnification for all matters occurring prior to the Effective Time. For purposes of this Section 7.9 only, the term "Affiliates" shall have the meaning ascribed to such term in the Partnership Agreements.

          7.10 Notification of Certain Matters. The Brauvin Partnership shall give prompt notice to the Acquiring Company, and the Acquiring Company and its Affiliates shall give prompt notice to the Brauvin Partnership, as the case may be, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Brauvin Partnership or the Acquiring Company, as the case may be, or of any general partner, officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

          7.11 Cooperation.  The Brauvin Partnership and the
Brauvin GP shall use all commercially reasonable efforts to assist, and cooperate with the Acquiring Company and their respective
Affiliates in consummating all financing and related transactions.


          7.12 Tax Returns. (a) Neither the Acquiring Company nor Manager shall cause the Acquiring Company to, and the Acquiring Company shall not, amend any portion of any tax returns for years ending prior to the Effective Time without the prior consent of the Brauvin GP or its designee, which consent shall not be unreasonably withheld.

                    (b)  The Acquiring Company, Manager and the
Brauvin GP shall use all commercially reasonable efforts to cooperate with and assist each other so that, after the Closing Date, all tax returns of the Brauvin Partnership for the period ending on the Closing Date shall be timely filed and that Schedules K-1 shall be timely delivered to those Persons who were holders of Units prior to the Closing Date. The cost of such filing and delivery shall be borne by the Acquiring Company.

          7.13 Notice of Failure to Satisfy Closing Conditions.

                    (a)  In the event that the Acquiring Company
determines, on or after the date that the Brauvin Partnership shall deliver a final Disclosure Schedule pursuant to Section 3.6 above and on or prior to the Closing Date, that any condition to the Acquiring Company's or the Brauvin Partnership's obligation to close pursuant to Section 8 will not be satisfied on or prior to the Closing Date, the Acquiring Company shall give prompt notice to the Brauvin Partnership and, in the case of Sections 8.1 and 8.3, shall provide the Brauvin Partnership a period of ten business days for the Brauvin Partnership to satisfy all such conditions.

                    (b) In the event that the Brauvin Partnership determines on or prior to the Closing Date that any condition to the Brauvin Partnership's or the Acquiring Company's obligation to close pursuant to Section 8 will not be satisfied on or prior to the Closing Date, the Brauvin Partnership shall give prompt notice to the Acquiring Company and, in the case of Sections 8.1 and 8.2, shall provide the Acquiring Company a period of ten business days for the Acquiring Company to satisfy all such conditions.

     8.   Conditions.

          8.1 Conditions to Obligation of Each Party to Effect the Transaction. The respective obligations of each party to effect the Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following conditions which may be waived in whole or in part only by written agreement of the Brauvin Partnership and the Acquiring Company.

               8.1.1  All approvals, notices, filings,
registrations and authorizations of any governmental authority required for consummation of the Transaction, including, without limitation, under the Hart-Scott-Rodino Act, shall have been obtained or made.

               8.1.2 Unitholder Approval for the Transaction shall have been obtained in accordance with the Partnership Act and the Partnership Agreement.

               8.1.3 No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by a governmental authority shall be in effect which would prevent the consummation of the Transaction.

          8.2 Additional Conditions to the Obligation of the Brauvin Partnership. The obligation of the Brauvin Partnership to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time of each of the following conditions which may be waived in whole or in part by the Brauvin Partnership.

               8.2.1 The Acquiring Company shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Effective Time.

               8.2.2 The representations and warranties of the Acquiring Company set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

               8.2.3 A favorable opinion (the "Fairness Opinion") of an investment banking firm reasonably acceptable to the Brauvin Partnership as to the fairness of the Acquisition consideration to the holders of the Units, from a financial point of view, shall have been delivered to each Brauvin Partnership.

               8.2.4 No later than the earlier of (x) June 30, 1996 or (y) the Mailing Date (the earlier of (x) or (y) being, the "Commitment Date"), the Acquiring Company shall have delivered to the Brauvin Partnership a Commitment Letter executed by a financial institution or other financing source providing for debt financing in an amount at least equal to $60,000,000 and on terms commercially reasonable from the point of view of the Brauvin Partnership as the selling party in the Transaction; provided, that unless the Brauvin Partnership give notice to the Acquiring Company
(x) within ten days after the delivery of a copy of the Commitment Letter to the Brauvin Partnership, that the Commitment Letter does not satisfy the condition set forth in this Section 8.2.4 or (y) if the Commitment Letter shall not be delivered prior to the Commitment Date, within two business days after the Commitment Date that the Brauvin Partnership does not have any obligation to effect the Transaction because of the failure of the condition set forth in this Section 8.2.4 such condition shall be deemed to be waived.

          8.3 Additional Conditions to the Obligations of the Acquiring Company. The obligation of the Acquiring Company to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time, or such earlier date as specified therein, of each of the following conditions which may be waived in whole or in part by the Acquiring Company:

               8.3.1 The Brauvin Partnership shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Effective Time.

               8.3.2 The Brauvin Partnership shall have cash available and not restricted equal to and replacement reserves estimate to be $___________ and $________ respectively, each as set forth in Exhibit B hereto, which Exhibit reflects projected balances as of July 31, 1996. If the Closing Date does not occur on or before July 31, 1996, the Brauvin Partnership shall prepare new projections of cash available and not restricted and replacement reserves by calendar quarter, subject to the approval of the Acquiring Company in its reasonable business judgment.

               8.3.3 The Acquiring Company shall have received evidence, inform and substance reasonably satisfactory to its counsel, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with the Brauvin Partnership as are necessary in connection with the consummation of the transactions contemplated hereby (excluding (a) licenses, permits, consents, approvals, authorizations, qualifications or orders, the failure to obtain which after the consummation of the transactions contemplated hereby, in the aggregate, will not have a material adverse effect on the Condition of the Brauvin Partnership), provided, that unless the Acquiring Company gives notice to the Brauvin Partnership prior to the Mailing Date that the Acquiring Company has no obligation to effect the Transaction because of the failure of the condition set forth in this Section 8.3.3, such condition shall be deemed waived.

               8.3.4 No action, suit or proceeding before any court or governmental authority shall have been commenced and be pending by any Person against the Brauvin Partnership or the Acquiring Company or any of their Affiliates, partners, officers or directors seeking to restrain, prevent, change or delay in any material respect any of the terms or provisions of the Transaction or seeking material damages in connection therewith.

               8.3.5 Receipt by the Acquiring Company of debt and equity financing which in its sole judgment is satisfactory.

               8.3.6 The Brauvin Partnership shall not have undergone a material adverse change in its Condition or its ability to perform its obligations under this Agreement. For purposes of this Section 8.3.6, the discovery after the Mailing Date of a fact which fact is materially adverse to the Condition of the Brauvin Partnership and which could not have been reasonably discovered by the Acquiring Company or its Affiliates on or prior to the Mailing Date shall be deemed to be a material adverse change to the Condition of the Brauvin Partnership.

               8.3.7 The Acquiring Company shall have determined that the legal, accounting and business due diligence investigation of the Brauvin Partnership to be conducted by or on behalf of the Acquiring Company, including, without limitation, any information obtained from the Disclosure Schedule, has not revealed that proceeding with the Transaction would be inadvisable or contrary to the Acquiring Company's best interests, provided, that, unless the Acquiring Company gives notice to the Brauvin Partnership prior to the Mailing Date that the Acquiring Company has no obligation to effect the Transaction because of the failure of the condition set forth in this Section 8.3.7, such condition shall be deemed to be waived.

               8.3.8 The Brauvin Partnership shall not have made a distribution of earnings with respect to any Units from the date hereof through the Effective Time.

               8.3.9 The Acquiring Company shall have received from the Brauvin Partnership an environmental assessment of each Property, and the Acquiring Company shall have completed its review of such Environmental Reports and the Acquiring Company shall be satisfied in its sole discretion that (i) the Acquiring Company will not be exposed to unacceptable risk, liability or obligation as a consequence of this Agreement and the transaction contemplated hereby and (ii) the Acquiring Company will not be subject to any material adverse, unusual or onerous agreements, conditions, liabilities or obligations to which the Brauvin Partnership is a party.

               8.3.10 The Acquiring Company shall have completed its review of the assets and business of the Brauvin Partnership and found them to be satisfactory to it in its discretion.

               8.3.11 The Brauvin Partnership shall have delivered to the Acquiring Company such further information, documents and instruments as the Acquiring Company shall reasonably require.

     9.   Termination, Amendment and Waiver.

          9.1 Termination. This Agreement may be terminated and the Transaction contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time, whether prior to or after Unitholder Approval of the Transaction:

               9.1.1  By mutual written consent of the Acquiring
Company and the Brauvin Partnership;

               9.1.2  By either the Acquiring Company or the
Brauvin Partnership, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

               9.1.3 By either the Acquiring Company or the Brauvin Partnership, if the Effective Time shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement required to be performed by it prior to the Effective Time;

               9.1.4  By either the Acquiring Company or the
Brauvin Partnership, if at the Meeting (including any adjournment thereof) Unitholder Approval of the Transaction shall not be obtained;

               9.1.5  By the Acquiring Company, if the Brauvin
Partnership shall have withdrawn, modified or amended in any respect its approval of the Transaction;

               9.1.6  By the Acquiring Company, if the Brauvin
Partnership fail to perform in all material respects its obligations under this Agreement;

               9.1.7 By the Acquiring Company, if there shall have occurred a material adverse change in the Condition of the Brauvin Partnership since the date of this Agreement;

               9.1.8 By the Brauvin Partnership, if the Acquiring Company fails to perform in all material respects its obligations under this Agreement;

               9.1.9 By the Acquiring Company, if the Brauvin Partnership shall have settled or compromised any Designated Action without the prior written consent of the Acquiring Company, unless such settlement or compromise (i) requires the payment of money by the Brauvin Partnership in an amount which, when aggregated with the amount of money paid or payable in connection with all other Designated Actions, does not exceed $15,000 and (ii) does not include any other material term or condition to which the Acquiring Company shall reasonably object;

               9.1.10 By the Acquiring Company, if, prior to the Effective Time, the representations and warranties of the Brauvin Partnership set forth in this Agreement shall not be true and correct in all material respects at any time as if made as of such time, except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct as of such date, provided, that for purposes of this Section 9.1.10 the representations and warranties set forth in Section 5.14 shall be deemed to have been made irrespective of the qualification contained therein as to the Knowledge of the Brauvin Partnership;

               9.1.11 By the Brauvin Partnership, in accordance with Section 8.2.4., if there shall have been a failure of the condition set forth therein or the Brauvin Partnership elects to pursue an Alternative Proposal pursuant to Section 7.5 hereof; or

               9.1.12 By the Acquiring Company, if any of Brauvin High Yield Fund L.P., Brauvin High Yield Fund L.P. II or Brauvin
Income Plus L.P. III are unable to consummate a merger with and into Acquiring Company on terms acceptable to the Acquiring
Company.

          9.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Transaction as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Acquiring Company or the Brauvin Partnership except (a) to the extent that such termination results from the wilful breach of a party hereto of any of its covenants or agreements set forth in this Agreement and (b) in the case of termination pursuant to
Section 7.5 hereof, the payment by the Brauvin Partnership of the termination fee provided therein.

          9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the Unitholder Approval of the Transaction has been obtained, no amendment may be made which effects any change which would adversely affect the holders of Units without the further Unitholder Approval.

          9.4 Waiver. At any time prior to the Effective Time, whether before or after the Meeting, any party hereto, by a writing executed by its general partner, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the proviso contained in Section
9.3 hereof, waive compliance with any of the agreements of any other party or with any conditions to its own obligations.

     10.  General Provisions.

          10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telegram, telecopier or three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                    (a)  if to the Acquiring Company or Manager:

                         c/o Brauvin Real Estate Funds
                         150 South Wacker Drive, Suite 3200
                         Chicago, Illinois 60606
                         Attention:  James L. Brault

                   (b)   if to the Brauvin Partnership or the
                         Brauvin GP:

                         c/o Brauvin Real Estate Funds
                         150 South Wacker Drive, Suite 3200
                         Chicago, Illinois 60606
                         Attention:  Jerome J. Brault

          10.2 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person, provided, that, in any case, (i) the following Persons shall be deemed to be Affiliates of the Brauvin Partnership:
_________________________________, and (ii) the following Persons shall be deemed Affiliates of the Acquiring Company:
_____________________.

          "Available Cash" means the amount of cash and cash equivalents held by or at the direction of the Brauvin Partnership after deducting any amounts then owed, accrued or reserved by the Brauvin Partnership for goods, services or liabilities of any nature or description.

          "Brauvin GP" means, collectively, Brauvin Realty Advisors IV, Inc, an Illinois corporation, Jerome J. Brault and Cezar M.
Froelich.

          "Brauvin Value" means an amount which is equal to the difference between (i) the sum of (A) the fair market value of the Brauvin Partnership's real estate related assets (as determined by Cushman & Wakefield or other independent appraiser), (B) Brauvin Partnership's Available Cash and (C) earning of Brauvin Partnership through July 31, 1996 and (ii) the liabilities of the Brauvin Partnership existing as of the Closing Date to the extent assumed by the Acquiring Company.

          "Brauvin Unit Value" means an amount which is equal to the quotient obtained by dividing (i) the difference between (A) the Brauvin Value and (B) the costs of the Transaction to the Brauvin Partnership, by (ii) the number of Brauvin Partnership Units.

          "Business Combination" means any acquisition or purchase of assets of, or any equity interest in, the Brauvin Partnership or any tender offer (including a self tender offer), exchange offer, merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, recapitalization, reorganization, refinancing, refunding, liquidation, dissolution or similar transactions involving the Brauvin Partnership or other transactions involving any vote or consent of the holders of any class of Units.

          "Closing Date" means the date upon which the Acquisition occurs.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder, from time to time.

          "Commission" means the Securities and Exchange Commission or any successor agency.

          "Commitment Letter" means one or more commitment letters or loan, securities purchase, financing or similar agreements providing a financial commitment or obligation to provide debt financing for the Transaction.

          "Condition" means, with respect to any Person, the business, assets, properties, results of operations, financial or other condition or prospects of such Person and its Subsidiaries, taken as a whole.

          "Disclosure Schedules" means the Disclosure Schedules setting forth certain information concerning the Brauvin
Partnership and its assets required to be delivered by the Brauvin Partnership to the Acquiring Company pursuant to Section 3.6 above.

          "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, surface or ground water or noise pollution; protection of wildlife, endangered species, wetlands or natural resources; health and safety of employees and other persons; and notification requirements relating to the foregoing and includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq.

          "Environmental Reports" means all environmental site assessments, remedial investigations/feasibility studies, reports, studies, tests or other documents relating to environmental compliance or the presence of Hazardous Materials at any of properties presently or formerly owned or operated by the Brauvin Partnership or any predecessor in interest or any Property, at any facility which may have received Hazardous Materials generated by any property currently or formerly owned or operated by the Brauvin Partnership or at any Purchased Assets.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Hazardous Materials" means (i) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and "hazardous waste" as defined in the RCRA and all amendments thereto and reauthorizations thereof; and (ii) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process of pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Purchased Assets.

          "Individual Affiliate" means any Person who is now, or at any time since _________________________, 199 ___ has been, (i)
a Partner of the Brauvin Partnership, (ii) a director or officer of the corporate general partner of the Brauvin GP, or (iii) any "associate" (as defined in the rules pursuant to the Exchange Act) of any of the above.

          "Knowledge" means (i) with respect to the Brauvin
Partnership, the knowledge of (a) the particular Brauvin GP, and
(b) with respect to the entities referred to in the preceding clause (a) any of such entities current officers and directors; and
(ii) with respect to the Acquiring Company, the knowledge of Manager and its Affiliates and their current officers and directors.

          "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encumbrance, participation interest, assignment, or other restriction or limitation.

           "Mailing Date" means the first day on which the Proxy
Statement are mailed to the holders of Units pursuant to Section
7.1 above.

          "Order" means any judgement, ruling, order, writ, injunction, decree, determination or requirement of any arbitrator or court or of any governmental or regulatory body, authority or agency, whether federal, state or local, domestic or foreign.

          "Partnership Agreement" means the partnership agreement of the Brauvin Partnership, as amended.

          "Partnership Certificate" means the certificate or articles of limited partnership of the Brauvin Partnership, as amended, as filed with the Delaware Secretary of State.

          "Permitted Statutory Liens" means statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and incurred in the ordinary course of business for sums not yet delinquent.

          "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

          "Requirements of Law" means (i) the certificate of limited partnership of the Brauvin Partnership, the agreement of limited partnership or other organizational or governing documents of the Brauvin Partnership, (ii) any statute, law, treaty, rule, regulation or ordinance applicable to the Brauvin Partnership, the irrespective assets (including, without limitation, Environmental Laws and occupational health and safety and food and drug regulations) or (iii) any judgment, decree, injunction, order or determination of any arbitrator or of any court or other governmental or regulatory authority or agency, whether federal, state or local, domestic or foreign, applicable to the Brauvin Partnership and its assets.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means, with respect to any Person, any corporation at least a majority of whose outstanding voting securities, or any other Person at least a majority of whose total equity interest, is owned by such Person.

          "Termination Date" means July 31, 1996, which date may be extended by either the Acquiring Company or the Brauvin
Partnership to no later than August 31, 1996 if the Transaction is proceeding in good faith.

           "Transaction" means (i) the Acquisition, (ii) certain amendments to the Partnership Agreements necessary to consummate the Acquisition and (iii) the dissolution and termination of the Brauvin Partnership.

          "Units" means units of limited partnership interest in the Brauvin Partnership.

          "Unitholder Approval" means the approval of the limited partners of the Brauvin Partnership.

            The following terms are defined in the corresponding
Sections listed below:

Term                                                      Section

Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . .5.7
Balance Sheets Date. . . . . . . . . . . . . . . . . . . . . .5.7
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .3.3
Commitment Date. . . . . . . . . . . . . . . . . . . . . . .8.2.4
Designated Actions . . . . . . . . . . . . . . . . . . . .  7.4.1
Effective Time . . . . . . . . . . . . . . . . . . . . . . . .3.3
Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .8.2.3
Interim Financial Statements . . . . . . . . . . . . . . . . .4.7
Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . .7.2

Term                                                      Section

Acquisition. . . . . . . . . . . . . . . . . . . . . . . Recitals
Acquiring Company. . . . . . . . . . . . . . . . . . . . Recitals
MC Agreement . . . . . . . . . . . . . . . . . . . . . . . . .4.1
MC Certificate . . . . . . . . . . . . . . . . . . . . . . . .3.1
Other Filings. . . . . . . . . . . . . . . . . . . . . . . . .7.1
Partnership Act. . . . . . . . . . . . . . . . . . . . . Recitals
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . .7.1
Purchased Assets . . . . . . . . . . . . . . . . . . . . . . .1.1
SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . .5.7

                10.3 Representations and Warranties; Etc. The respective representations and warranties of the Brauvin Partnership and the Acquiring Company contained herein shall expire with, and be terminated and extinguished upon, consummation of the Acquisition, and thereafter none of the Brauvin Partnership or the Acquiring Company, or any general partner or principal of any thereof, shall be under any liability whatsoever with respect to any such representation or warranty. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Acquisition.

          10.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          10.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          10.7 Incorporation of Recitals. The Recitals hereto are incorporated into this Agreement as if fully restated herein.

          10.8 Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof; (ii) may not be assigned, except that the Acquiring Company may assign its rights hereunder in whole or in part to one or more of its direct or indirect Subsidiaries or Affiliates, each of which, in written instruments reasonably satisfactory to the Brauvin Partnership, shall agree to assume all of the Acquiring Company's obligations hereunder so assigned to it and be bound by all of the terms and conditions of this Agreement; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         BRAUVIN REAL ESTATE FUNDS, L.L.C., a
                         Delaware limited liability company

                         By:  Brauvin Real Estate Funds, Inc., an
                              Illinois corporation
                         Its: Manager

                              By: _________________________________
                              Its: ________________________________

                         BRAUVIN CORPORATE LEASE PROGRAM IV L.P., a Delaware limited partnership

                         By:  Brauvin Realty Advisors IV, Inc., an
                              Illinois corporation
                         Its: Manager
                              By: _________________________________
                              Its: ________________________________

                                EXHIBIT A

         FORM OF OPINION OF BRAUVIN PARTNERSHIP'S COUNSEL

     1. The Brauvin Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted.

     2. The execution, delivery and performance of the Agreement by the Brauvin Partnership has been duly authorized and approved by all requisite partnership action. The Agreement has been duly executed and delivered by the Brauvin Partnership and constitutes a valid and binding obligation of the Brauvin Partnership and is enforceable against it in accordance with its terms except as such terms may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, moratorium, marshalling and similar laws affecting the enforcement generally of creditors rights and by the availability of general equitable remedies.

     3. The consummation by the Brauvin Partnership of the transactions contemplated by the Agreement will not result in breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture or other instrument applicable to the Brauvin Partnership.

     4. All approvals, consents, authorizations or modifications which are required by the Brauvin Partnership to permit the performance by the Brauvin Partnership of its obligations under the Agreement and the transactions contemplated therein have been obtained.

     5. There is no (a) litigation, proceeding or governmental investigation pending or, to the best of our knowledge, threatened against the Brauvin Partnership or its properties, assets or businesses, or the transaction contemplated by the Agreement which, if adversely determined, in our judgment, could reasonably be anticipated to result in any material adverse effect on the Brauvin Partnership (b) decree (other than decrees of general applicability to banks generally) or judgment of any court or any governmental agency to which the Brauvin Partnership is subject and which, in our judgment, could reasonably be anticipated to have a material adverse effect on the financial condition, results or operations, assets, business or prospects of the Brauvin Partnership.

          We have participated in the preparation and filing of the Proxy Statement and, in the course of such preparation, in conferences with certain officers and employees of the Brauvin Partnership and its respective partners and officers with respect thereto. Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement, during the course of such participation no facts have come to our attention which would lead us to believe that the Proxy Statement at the time it was first mailed to partners of the Brauvin Partnership, at the time of the Meeting and at the Effective Time, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to the financial statements and other financial and statistical information included therein or omitted therefrom).

                             EXHIBIT B
                    PROJECTED CASH AT CLOSING

                            SCHEDULE 1

                         PERMITTED LIENS

                            SCHEDULE 2

                   ALLOCATION OF PURCHASE PRICE

Brauvin Corporate Lease Program IV

UNIT      PROPERTY        PROPERTY          FOOT                       STREET
NO.       TYPE            NAME              NOTES    CITY             ADDRESS                      ST.
21        RETAIL         PAYLESS SHOESOURCE          BLAINE           439 PEACE PORTAL DRIVE        WA
7         RETAIL         COMPUSA             (11)    DULUTH           3825 VENTURE DRIVE            GA
18        SIT-DOWN       EAST SIDE MARIO'S           COPLEY           85 WEST MONTROSE AVENUE       OH
14        SIT-DOWN       STEAK 'N SHAKE              PEERLESS PARK    76 SOUTH HIGHWAY DRIVE        MO
13        RETAIL         BLOCKBUSTER VIDEO           EAGAN            2075 CLIFF ROAD               MN
5         RETAIL         WALDEN BOOKS                MIAMI            11190 KENDAL DRIVE            FL
6         SIT-DOWN       MRS WINNER'S                OAKWOOD          3465 MUNDY MILL ROAD          GA
710       DAY-CARE       CHILDREN'S WORLD    (3)     ARLINGTON        1235 WEST SUBLETT ROAD        TX
22        SIT-DOWN       SHOWBIZ                     ASHWAUBENSON     1273 LOMBARDI ACCESS ROAD     WI
10        RETAIL         SOFRO FABRICS               JOLIET           2900 COLORADO AVENUE          IL
17        SIT-DOWN       SHOWBIZ                     SPRINGFIELD      2345 VALLEY LOOP ROAD         OH

Brauvin Corporate Lease Program IV

UNIT  PROPERTY   PROPERTY           FOOT    BLG.   LAND     YEAR     CUSHMAN AND WAKEFIELD VALUATION INDICATORS
NO.   TYPE       NAME               NOTES   SF     SF       BUILT    C&W VALUE    YR 1 $NOI     OAR       IRR      OUT-OAR
21    RETAIL     PAYLESS SHOESOURCE        10,900   16,950   1955    $1,280,000     $162,161    12.67%    11.00%    11.00%
7     RETAIL     COMPUSA           (11)    26,150  105,919   1992    $2,050,000     $228,603    11.15%    12.00%    11.00%
18    SIT-DOWN   EAST SIDE MARIO'S          6,240   76,783   1993    $1,480,000     $150,170    10.15%    12.25%    11.50%
14    SIT-DOWN   STEAK 'N SHAKE             3,722   39,900   1990    $1,150,000     $122,479    10.65%    12.25%    11.50%
13    RETAIL     BLOCKBUSTER VIDEO          7,028   37,364   1993    $  940,000     $100,908    10.73%    12.00%    11.00%
5     RETAIL     WALDEN BOOKS               8,477   32,344   1987    $1,380,000     $157,848    11.44%    12.00%    11.00%
6     SIT-DOWN   MRS WINNER'S               2,436   25,700   1983    $  780,000      $79,726    10.22%    12.25%    11.50%
710   DAY-CARE   CHILDREN'S WORLD   (3)     4,950   27,207   1984    $  470,000      $46,800     9.96%    11.25%    11.50%
22    SIT-DOWN   SHOWBIZ                   10,172   85,063   1983    $1,080,000     $130,932    12.12%    12.50%    11.50%
10    RETAIL     SOFRO FABRICS             20,000   79,192   1993    $1,570,000    ($ 38,800)   (2.47%)   12.50%    11.50%
17    SIT-DOWN   SHOWBIZ                   10,183  120,618   1983    $  920,000     $112,534    12.23%    12.50%    11.50%

<FN1>
FOOTNOTES:
 (1)  CURRENTLY BEING REMODELED FOR A CHINESE RESTURANT.
 (4)  ON HOLD UNTIL FURTHER NOTICE.
 (5)  WAS A PONDEROSA. CURRENTLY CLOSED.
 (6)  SUBLEASED BY PONDEROSA.
 (7)  SUBLEASED BY PONDEROSA.
 (8)  SUBLEASED
 (11) BRAUVIN HIGH-YIELD FUND L.P. OWNS 23.5%, BRAUVIN INCOME PLUS III L.P. OWNS 6.3%
      AND BRAUVIN CORPORATE LEASE PROGRAM IV L..P. OWNS 70.2%.